Exhibit A

Purchase and Sale Agreement

by and among

BOAZ ENERGY II, LLC

and

BOAZ ENERGY II ROYALTY, LLC,

collectively as Seller

and

T2S PERMIAN ACQUISITION II LLC,

as Buyer

Dated January 10, 2025

TABLE OF CONTENTS

i

Section 7.02	Confidentiality	41
Section 7.03	Dispositions of Assets	40
Section 7.04	Operations	40
Section 7.05	Replacement Bonds; Operator	41
Section 7.06	Trust	41
Section 7.07	Insurance	41
Section 7.08	Amendment of Schedules	42
Section 7.09	Non-Solicitation	42
Section 7.10	Public Statements	42
Section 7.11	Registration Rights	43

Article VIII. CONDITIONS TO CLOSING		43
Section 8.01	Conditions to Seller’s Obligations	43
Section 8.02	Conditions to Buyer’s Obligations	44

Article IX. CLOSING		44
Section 9.01	Time and Place of Closing	44
Section 9.02	Closing Statement; Adjustments to Purchase Price at Closing	44
Section 9.03	Actions of Seller at Closing	46
Section 9.04	Actions of Buyer at Closing	47

Article X. CERTAIN POST-CLOSING OBLIGATIONS		48
Section 10.01	Operation of the Assets After Closing	48
Section 10.02	Files	48
Section 10.03	Financial Records and Access to Information	48
Section 10.04	Further Cooperation	48
Section 10.05	Document Retention	48
Section 10.06	Suspense Accounts	49
Section 10.07	Plugging, Abandonment, Decommissioning and Other Costs	49

Article XI. TERMINATION		49
Section 11.01	Right of Termination	49
Section 11.02	Effect of Termination; Earnest Money	50

Article XII. ASSUMPTION AND INDEMNIFICATION		51
Section 12.01	Assumption and Indemnity	51
Section 12.02	Indemnification by Buyer	51
Section 12.03	Indemnification by Seller	52
Section 12.04	Limitations	53
Section 12.05	Negligence and Fault	53
Section 12.06	Exclusive Remedy	54
Section 12.07	Survival	54
Section 12.08	Non-Compensatory Damages	54
Section 12.09	Indemnification Actions	55
Section 12.10	Calculation of Losses	56
Section 12.11	No Duplication	56
Section 12.12	Characterization of Indemnity Payments	56

Article XIII. DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES		56

Exhibits

Exhibit A	Part 1	Leases
Exhibit A	Part 2	Wells
Exhibit A	Part 3	Easements, Rights-of-Way, Surface Fees and Surface Leases
Exhibit A	Part 4	Contracts
Exhibit A	Part 5	Vehicles and Trailers
Exhibit B	–	Listed Interests; Defect Process Allocated Values
Exhibit C	–	Form of Assignment
Exhibit D Exhibit E Exhibit F	– – –	Form of Transition Services Agreement Form of Escrow Agreement Form of Assignment of Interests
Exhibit 3.03		Allocated Values

Schedules

Schedule 1.01	–	Knowledge
Schedule 2.03	–	Excluded Assets
Schedule 4.05	–	Matters Not Constituting Title Defects
Schedule 6.01(c)	–	Consents
Schedule 6.01(e)	–	Non-contravention
Schedule 6.01(f)	–	Litigation
Schedule 6.01(g)	–	Brokers’ Fees
Schedule 6.01(h)	–	Taxes
Schedule 6.01(i)	–	Royalty Payments
Schedule 6.01(j)	–	Environmental Matters
Schedule 6.01(k)	–	Compliance with Laws
Schedule 6.01(l)	–	Material Contracts
Schedule 6.01(m)	–	AFEs

Schedule 6.01(n)	–	Preferential Purchase Rights
Schedule 6.01(o)	–	Imbalances
Schedule 6.01(r)	–	Suspense Funds
Schedule 6.01(s)	–	Bonds
Schedule 6.01(t)	–	Exceptions to Rights-of-Way
Schedule 6.01(u)	–	Exceptions to Leases
Schedule 6.01(w)	–	Non-Consent Operations
Schedule 6.01(x)	–	Payout Balances
Schedule 6.01(y)	–	Exceptions to Material Permits
Schedule 7.04	–	Buyer Pre-Approval of Interim Period Operations
Schedule 7.05 Schedule 7.09	– –	Replacement of Third Party Bonds Available Employees

[End of Table of Contents]

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 10th day of January, 2025 (the “Execution Date”), by and among BOAZ ENERGY II, LLC, a Delaware limited liability company (“Boaz Energy”), BOAZ ENERGY II ROYALTY, LLC, a Delaware limited liability company (“Boaz Royalty”, and together with Boaz Energy, collectively, “Seller”) and T2S PERMIAN ACQUISITION II LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS:

WHEREAS, PermRock Royalty Trust, a Delaware statutory trust (the “Trust”) was created to acquire and hold a Net Profits Interest (as defined and more particularly described in the NPI Conveyance Agreement) (the “Net Profits Interest”) for the benefit of the holders of trust units representing beneficial interests in the Trust (“Trust Units”);

WHEREAS, in connection with the Trust’s initial public offering of Trust Units, Seller conveyed such Net Profits Interest to the Trust in exchange for Trust Units pursuant to that certain Conveyance of Net Profits Interest, dated May 4, 2018, by and among Seller, Simmons Bank (succeeded since the date thereof by Argent Trust Company) and Wilmington Trust, National Association (the “NPI Conveyance Agreement”);

WHEREAS, Boaz Energy holds 4,884,861 Trust Units (the “Subject Trust Units”);

WHEREAS, in connection with Seller’s delivery of the NPI Conveyance Agreement to the Trust, Seller retained certain oil and gas interests that are subject to and burdened by the NPI Conveyance Agreement (such retained oil and gas interests held by Seller as of the date hereof, the “NPI Burdened Interests”), and, in addition to the NPI Burdened Interests, Seller holds certain other oil and gas properties (the NPI Burdened Interests, together with such other oil and gas properties and other Assets that are contemplated to be sold hereunder and that are more particularly described in Section 2.02 (and that are subject to Section 2.03), excluding the Subject Trust Units, the “Oil and Gas Properties”); and

WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and acquire, (1) all of Seller’s right, title and interest in, to and under the Oil and Gas Properties effective as of the Effective Time (as defined hereinafter), and (2) the Subject Trust Units as of the Closing Date (as defined hereinafter).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

Article I.
DEFINITIONS

Section 1.01      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” shall have the meaning given that term in Section 9.02(e).

“Adjusted Purchase Price” shall have the meaning given that term in Section 3.01.

“AFEs” shall have the meaning given that term in Section 6.01(m).

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including voting securities, by contract or agency or otherwise. For purposes of this Agreement and the other Transaction Documents, except where otherwise noted, the Trust shall not be considered an Affiliate of Seller or, prior to the Closing, Buyer.

“Agreed Closing Statement” shall have the meaning given that term in Section 9.02(c).

“Agreement” shall have the meaning given that term in the preamble.

“Allocated Value” shall have the meaning given that term in Section 3.03.

“Assets” shall have the meaning given that term in Section 2.02.

“Assignment of Interests” shall have the meaning given that term in Section 9.03(i).

“Assignments” shall have the meaning given that term in Section 9.03(a).

“Assumed Obligations” shall have the meaning given that term in Section 12.01.

“Audit” shall have the meaning given that term in Section 6.01(h)(iv).

“Boaz Effective NRI” shall mean, with respect to any Listed Interest, the sum of the following associated with such Listed Interest: (a) the Boaz Non-NPI Burdened NRI; plus (b) the Boaz Royalty NRI; plus (c) the Boaz Stub NRI (20%); and plus (d) the product of Boaz NPI NRI (80%), multiplied by the Boaz PRT Ratio.

“Boaz Effective WI” shall mean, with respect to any Listed Interest, the sum of the following associated with such Listed Interest: (a) the Boaz Non-NPI Burdened WI; plus (b) the Boaz Stub WI (20%); and plus (c) the product of Boaz NPI WI (80%), multiplied by the Boaz PRT Ratio.

“Boaz Energy” shall have the meaning given that term in the preamble.

“Boaz Non-NPI Burdened NRI” shall mean, with respect to a Listed Interest, the Net Revenue Interest held by Seller that is not subject to, included in, or burdened by the NPI Conveyance Agreement.

“Boaz Non-NPI Burdened WI” shall mean, with respect to a Listed Interest, the Working Interest held by Seller that is not subject to, included in, or burdened by the NPI Conveyance Agreement.

“Boaz NPI NRI (80%)” shall mean, with respect to a Listed Interest, 80% of the Net Revenue Interest that would otherwise be held by Seller but which is subject to, included in, and burdened by the NPI Conveyance Agreement.

“Boaz NPI WI (80%)” shall mean, with respect to a Listed Interest, 80% of the Working Interest that would otherwise be held by Seller but which is subject to, included in, and burdened by the NPI Conveyance Agreement.

“Boaz PRT Ratio” shall mean the decimal amount that is the quotient of the Subject Trust Units (as the numerator), divided by the total outstanding number of Trust Units (as the denominator), or 4,884,861/12,165,732.

“Boaz Royalty” shall have the meaning given that term in the preamble.

“Boaz Royalty NRI” shall mean, with respect to a Listed Interest, the Net Revenue Interest held by Boaz Royalty.

“Boaz Stub NRI (20%)” shall mean, with respect to a Listed Interest, 20% of the Net Revenue Interest held by Seller that is subject to, included in, and burdened by the NPI Conveyance Agreement.

“Boaz Stub WI (20%)” shall mean, with respect to a Listed Interest, 20% of the Working Interest held by Seller that is subject to, included in, and burdened by the NPI Conveyance Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Dallas, Texas are authorized or obligated by Law to close.

“Buyer” shall have the meaning given that term in the preamble.

“Buyer Indemnitees” shall mean Buyer and its members, partners, shareholders and Affiliates, and the officers, board of directors and/or managers, employees, agents and representatives of all of the foregoing Persons.

“Casualty Loss” shall have the meaning given that term in Section 4.14(b).

“Claim” shall have the meaning given that term in Section 12.09(b).

“Claim Notice” shall have the meaning given that term in Section 12.09(b).

“Closing” shall have the meaning given that term in Section 9.01.

“Closing Date” shall have the meaning given that term in Section 9.01.

“Closing Statement” shall have the meaning given that term in Section 9.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor statute thereto.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated October 17, 2024 by and between Boaz Energy and T2 Operating Corporation.

“Consent” shall have the meaning given that term in Section 6.01(c).

“Consultant” shall have the meaning given that term in Section 4.11.

“Contracts” shall have the meaning given that term in Section 2.02(g).

“Debt Contract” shall mean any indenture, mortgage, deed of trust, pledge, loan, security, credit or similar agreement entered into by Seller or any of its Affiliates creating indebtedness on the part of Seller or any of its Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Seller or any of its Affiliates.

“Defect Deductible” shall mean an amount equal to three percent (3.0%) of the unadjusted Purchase Price.

“Defect Process Allocated Value” shall mean, with respect to any Listed Interest, the defect value amount allocated to such Listed Interest set forth and identified as the “DP Allocated Value” on Exhibit B, which amount, for any Listed Interest contemplates the value held directly by Boaz Energy or Boaz Royalty with respect to such Listed Interest, plus an amount, if applicable, associated with a pro rata portion of such Listed Interest relating to Boaz Energy’s ownership of the Subject Trust Units.

“Defect Threshold” shall mean an amount equal to Seventy-Five Thousand Dollars ($75,000.00).

“Defect Withholding” shall have the meaning given that term in Section 5.04.

“Defensible Title” shall have the meaning given that term in Section 4.05.

“Dispute Notice” shall have the meaning given that term in Section 9.02(d).

“Earnest Money” shall mean the amount of [*****] ($[*****]) delivered by Buyer to Escrow Agent to be applied toward the Purchase Price at Closing (unless permitted to be further held in respect of a disputed Environmental Defect Amount in accordance with Section 5.04), or if Closing does not occur, as provided in Article XII, in each case pursuant to the Escrow Agreement.

“Effective Time” shall mean 12:01:00 a.m. prevailing Central Time on January 1, 2025.

“Effective Time PermRock Distributions” shall mean any distributions or dividends made to Seller in respect to its ownership of the Subject Trust Units, where Seller was entitled to such distributions or dividends due to an established record date for holders of Trust Units relating to such distributions or dividends from and after the Effective Time.

“Environmental Defect” shall have the meaning given that term in Section 5.02.

“Environmental Defect Amount” shall have the meaning given that term in Section 5.04(a).

“Environmental Defect Notice” shall have the meaning given that term in Section 5.03.

“Environmental Defect Property” shall have the meaning given that term in Section 5.03.

“Environmental Laws” shall mean applicable federal, state and local Laws (in each case, as the same have been amended prior to the date of this Agreement) pertaining to the environment (including natural resources), the prevention of pollution, the remediation of contamination, and the generation, processing, treatment, storage, handling, use, disposal or management of Hazardous Substances, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970 (solely to the extent relating to the exposure to Hazardous Substances or Hydrocarbons), the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators, or, (b) except for the limited circumstance referenced above, the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker safety or workplace conditions.

“Escrow Account” shall have the meaning given that term in Section 5.04.

“Escrow Agent” shall mean Frost Bank, a Texas state bank.

“Escrow Agreement” means that certain Escrow Agreement between Seller, Buyer, and Escrow Agent in substantially the form attached hereto as Exhibit E.

“Examination Period” shall have the meaning given that term in Section 4.04.

“Excess Escrowed Amount” shall have the meaning given that term in Section 5.04.

“Excess Good Faith Environmental Defect Amount” shall have the meaning given that term in Section 5.04.

“Exchange” shall have the meaning given that term in Section 14.17.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning given that term in Section 2.03.

“Execution Date” shall have the meaning given that term in the preamble.

“Facilities” shall have the meaning given that term in Section 2.02(d).

“Files” shall have the meaning given that term in Section 2.02(p).

“Final Accounting Statement” shall have the meaning given that term in Section 9.02(d).

“Financial Records” shall mean, to the extent in Seller’s possession, all available financial information relating to the Assets for the last two (2) years, including, but not be limited to, all general ledgers, journals, revenue logs, operating reports, invoices and any other underlying supporting documents that may be needed to prepare audited and proforma financial statements of the Assets as a result of this transaction.

“Fraud” shall mean the actual and intentional fraud by a Party with respect to the making of the representations and warranties pursuant to Section 6.01 or Section 6.02 (as applicable); provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals included on Schedule 1.01 with respect to Seller or Buyer, as applicable had actual knowledge, without any duty of inquiry or investigation, of the breach or inaccuracy of any such representation(s) and/or warranty(ies) when made by such Party pursuant to Section 6.01 or Section 6.02 (as applicable), with the intent of inducing the other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).

“Fundamental Representations” shall mean Section 6.01(a)–(e), (g), and (cc).

“Good Faith Environmental Defect Amount” shall have the meaning given that term in Section 5.04(b).

“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets.

“Hazardous Substances” shall mean any substance defined or regulated as a “pollutant,” “contaminant,” “solid waste,” “hazardous material,” “toxic substance,” “hazardous substance” or “hazardous waste” under any Environmental Laws.

“Hedging Contract” shall mean any contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (excluding, for purposes of clarity, contracts for the physical sale of Hydrocarbons produced from the Assets in the ordinary course of business).

“Hydrocarbons” shall mean oil, gas and other gaseous and liquid hydrocarbons produced or processed in association therewith (whether or not such is in liquid or gaseous form) or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalances” shall mean, collectively, (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Wells required to be delivered by Seller under any of the Contracts relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Wells actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Income Taxes” shall mean any income, franchise and similar Taxes.

“Indemnitee” shall have the meaning given that term in Section 12.09(a).

“Indemnitor” shall have the meaning given that term in Section 12.09(a).

“Interim Period” shall mean that period commencing on the date of the execution of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement.

“Invasive Investigation” shall have the meaning given that term in Section 5.01.

“Knowledge” shall mean, with respect to Seller and Buyer, the actual knowledge of the Persons listed on Schedule 1.01 hereto, after reasonable investigation or inquiry.

“Lands” shall have the meaning given that term in Section 2.02(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lease Burdens” shall mean the royalties, overriding royalties, production payments, net profits interest, minimum royalties, minimum rentals, shut-in payments, and similar interests and payments burdening a Lease.

“Leases” shall have the meaning given that term in Section 2.02(a).

“Liabilities” shall mean, except as provided in Section 12.08, any and all claims, causes of action, direct or indirect indebtedness, commitment, guaranty, endorsement, obligation, contingency, responsibility or other liability, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage, in all cases, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Lien Related Defect” shall have the meaning given that term in Section 4.10.

“Lien Removal Amount” shall have the meaning given that term in Section 4.10.

“Liens” shall mean any mortgage, lien, security interest or other charge or encumbrance, or any financing lease having substantially the same economic effect as any of the foregoing.

“Listed Interests” shall mean, collectively, the Wells, Leases, PUDs, Unit Interests and PDNPs set forth on Exhibit B and each, a “Listed Interest.”

“Loss” shall mean as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Lowest Cost Response” shall mean the cost of the response allowed under Environmental Laws that addresses or corrects an Environmental Defect at the lowest cost reasonably available, as compared to any other response that is allowed under Environmental Laws.

“Material Contract” shall mean the following (excluding any Leases) to the extent relating to the Assets and that would be binding upon Buyer after the consummation of the transactions contemplated hereby:

(a)            any Contract that (i) can reasonably be expected to result in aggregate payments by Seller of more than One Hundred Thousand Dollars ($100,000) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) and (ii) cannot be terminated without penalty on forty-five (45) days or less notice;

(b)            any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than One Hundred Thousand Dollars ($100,000) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c)            any Contract for the purchase and sale, gathering, transportation, processing, or refining of Hydrocarbons produced from the Assets or similar Contract (in each case) to which Seller is a party or to which the Assets are subject to that is not terminable without penalty on forty-five (45) days or less notice;

(d)            any Contract to assign, sell, lease, farmin, farmout, exchange, or otherwise dispose of all or any part of the Assets (other than the sale of Hydrocarbons in the ordinary course of business), but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease;

(e)            any Contracts that are joint operating agreements, unit operating agreements, unit, pooling or communitization agreements, exploration agreements, participation agreements, joint venture agreements, joint development agreements or other similar agreements;

(f)             any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which Seller or any Affiliate is a party and to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, unless such Assets are to be released from such Contracts on or before the Closing;

(g)            excluding the Leases, any Contract under which Seller is the lessor or the lessee of real or personal property which lease (i) cannot be terminated by Seller without penalty upon forty-five (45) days’ notice or less or (ii) involves an annual base rental of more than One Hundred Thousand Dollars ($100,000);

(h)            any Contract that constitutes an area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business within or adjacent to the Assets;

(i)             any Contract containing Hydrocarbon, acreage, leasehold, or similar dedications or any minimum volume, throughput, production, or other similar commitment (regardless of whether on a daily, monthly, annual, life-of-contract, or other basis) that can reasonably be expected to result in aggregate revenues to Seller of more than One Hundred Thousand Dollars ($100,000);

(j)             any Contract that provides for a call upon, option to purchase or similar right, in each case, with respect to the Hydrocarbons produced from or attributable to the Assets;

(k)            any Contract for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or any contract with respect to any of the Assets to gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor; and

(l)             any Contract between an Affiliate of Seller, the Trust, and Seller that would be binding upon Buyer following Closing and will not be terminated on or prior to Closing.

“Net Profits Interest” shall have the meaning given that term in the recitals hereof.

“Net Revenue Interest” shall mean the interest (expressed as a percentage or decimal fraction), in and to all the Hydrocarbons produced, and saved or sold from or allocate to the relevant Well after giving effect to all valid Lease Burdens.

“Non-Recourse Party” shall have the meaning given that term in Section 14.18.

“NORM” shall have the meaning given that term in Section 6.02(j).

“NPI Burdened Interests” shall have the meaning given that term in the recitals hereof.

“NPI Conveyance Agreement” shall have the meaning given that term in the recitals hereof.

“NPI Withheld Expenditure Amount” shall mean the amount withheld and maintained by Seller, as of the Closing, under Section 4.3 of the NPI Conveyance Agreement in respect of ad valorem taxes, property taxes and future Development Expenditures (as defined in the NPI Conveyance Agreement), including amounts for Drilling, Completing, Equipping and Recompleting (as each term is defined in the NPI Conveyance Agreement).

“Oil and Gas Properties” shall have the meaning given that term in the recitals hereof.

“Operating Expenses” shall mean all operating expenses and capital expenditures incurred in the ownership, operation or maintenance of the Assets and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs and indirect charges charged by Third Parties, but excluding (a) Liabilities for personal injury or death, property damage, torts, breach of contract, or non-compliance or violation of Law, (b) obligations to plug Wells, dismantle Facilities, close pits or restore the surface around such Wells, Facilities and pits, (c) any costs or expenses incurred in connection with the cure (or attempted cure) of any Title Defect or Environmental Defect, (d) obligations with respect to Imbalances, (e) overhead costs of Seller or any of Seller’s Affiliates, (f) obligations to pay working interests, Royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense, (g) any Taxes, (h) obligations with respect to Excluded Assets, (i) costs and expenses incurred in connection with any Casualty Loss, (j) any Liabilities that constitute Seller Liabilities or for which Seller has agreed hereunder or under any other Transaction Document to indemnify, defend, or hold harmless any Buyer Indemnitees, (k) costs paid or incurred to satisfy or obtain a waiver of any preferential right to purchase or consent to assign, (l) all overhead and general and administrative costs and expenses paid or payable to Seller or any of Seller’s Affiliates, and (m) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses, whether such claims are made pursuant to contract or otherwise.

“Organizational Documents” shall mean (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended, (d) with respect to the Trust, the Certificate of the Trust, the Trust Agreement and the NPI Conveyance Agreement, and (e) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Parties” shall have the meaning given that term in the preamble.

“PDNP” shall mean a proved developed non-producing location to the extent and only to the extent covering the Lands.

“Permit” means all permits, licenses, authorizations, registrations, consents or approvals (in each case) granted or issued by any Governmental Authority.

“Permitted Encumbrances” shall mean any of the following:

(a)            the Liens or burdens on any of the Assets pursuant to the NPI Conveyance Agreement;

(b)            the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the Leases and assignments thereof, and Lease Burdens, to the extent that compliance with such agreements, instruments and documents would not operate to reduce any Boaz Effective NRI in any Listed Interest or increase any Boaz Effective WI in any Listed Interest without at least a proportionate increase in the corresponding net revenue interest of Seller in such Listed Interest;

(c)            any (i) undetermined or inchoate Liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanic’s, repairman’s, vendor’s, construction, employee’s, contractor’s, operator’s or other similar Liens or charges for the payment of expenses arising in the ordinary course of business (in each case) that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business by proceedings set forth on Schedule 6.01(f);

(d)            any Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business by proceedings set forth on Schedule 6.01(f);

(e)            any Liens or security interests created by Law, reserved in oil and gas leases for royalties, bonuses or rentals or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to Seller its interests in the Assets or govern the operation thereof, in each case not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business by proceedings set forth on Schedule 6.01(f);

(f)             any obligations or duties affecting the Assets to any municipality or Governmental Authority with respect to any franchise, grant, or Permit and all applicable Laws;

(g)            any easements, rights-of-way, servitudes, Permits and other similar rights for the purposes of pipelines, transmission lines, Facilities or other similar fixtures or personality, to the extent that they would not individually or in the aggregate, materially interfere with the operation or ownership of the Assets as currently owned and operated;

(h)            all lessors’ Lease Burdens, that do not operate to reduce any Boaz Effective NRI in any Listed Interest or increase any Boaz Effective WI in any Listed Interest without at least a proportionate increase in the corresponding net revenue interest of Seller in such Listed Interest, and any other matters set forth on Exhibit B;

(i)             rights of first refusal, tag-along rights, preferential rights to purchase and Third Party Consents to assignments or similar transfer restrictions or requirements, which are addressed elsewhere in this Agreement;

(j)              to the extent not yet triggered, conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Assets to a Third Party in the event it intends to finally release or abandon such Assets prior to the expiration of the primary term or other termination of such Assets;

(k)            such Title Defects as Buyer may have expressly waived in writing or for which a remedy is provided at Closing pursuant to Section 4.07;

(l)             all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein by Seller;

(m)           all Contracts, including all production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical Permits or agreements; and any and all other agreements, (in each case) that do not operate to reduce any Boaz Effective NRI in any Listed Interest or increase any Boaz Effective WI in any Listed Interest without at least a proportionate increase in the corresponding net revenue interest of Seller in such Listed Interest, to the extent that they would not individually or in the aggregate, materially interfere with the operation or ownership of the Assets as currently owned and operated;

(n)            easements, conditions, covenants, restrictions, servitudes, Permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not adversely affect the value, or materially impair the operation or use of the Assets as currently operated and used;

(o)            all other encumbrances, defects and irregularities affecting the Assets that would not adversely affect the value, or operate to reduce any Boaz Effective NRI in any Listed Interest, increase any Boaz Effective WI in any Listed Interest without at least a proportionate increase in the corresponding net revenue interest of Seller in such Listed Interest or otherwise interfere materially with the ownership, operation or use of the Assets as currently operated; and

(p)            any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract for borrowed money, (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, so long as such Assets are released as security under such Contracts on or before the Closing.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Post-Closing Defect” shall have the meaning given that term in Section 4.15(a).

“Post-Closing Defect Cure Period” shall have the meaning given that term in Section 4.15(a).

“Post-Closing Defect Issue” shall have the meaning given that term in Section 4.15(a).

“Post-Closing Defect Issue Cure Period” shall have the meaning given that term in Section 4.15(a).

“Production Taxes” shall mean all Property Taxes and Severance Taxes.

“Properties” shall have the meaning given that term in Section 2.02(b).

“Property Taxes” shall mean all ad valorem, real property, personal property, and similar Taxes, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets, or based upon or measured by the ownership or operation of the Assets, but not including Income Taxes, Severance Taxes and Transfer Taxes.

“PUD” shall mean a proved undeveloped location to the extent and only to the extent covering the Lands.

“Purchase Price” shall have the meaning given that term in Section 3.01.

“Purchase Price Allocation” shall have the meaning given that term in Section 3.03.

“Registration Rights Agreement” shall have the meaning given that term in Section 7.11.

“Representative” shall mean, with respect to any Person, any director, manager, officer, employee or advisor, including attorneys, accountants, consultants and financial advisors, of such Person.

“Required Consent” shall mean a Third Party Consent to assignment or similar agreements that, if not obtained prior to the transfer of an Asset, either (a) expressly voids, nullifies or grants a Third Party the right to void an assignment of such Asset or (b) expressly terminates the assignor’s interest in such Asset subject thereto; provided, however, “Required Consent” does not include (i) any Consent that is customarily obtained after the assignment of properties similar to the Assets or (ii) any Consent that by its express terms may not be unreasonably withheld.

“Royalties” shall mean any and all royalties, shut-in royalties, overriding royalties and other royalties or similar burdens on production with respect to the Leases.

“Scheduled Closing Date” shall have the meaning given that term in Section 9.01.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” shall have the meaning given that term in the preamble.

“Seller Indemnitees” shall mean Seller and its respective members, partners, shareholders, Affiliates, successors and assigns, and the officers, board of managers, employees, agents, and representatives of all of the foregoing Persons.

“Seller Liabilities” shall have the meaning given that term in Section 12.03.

“Seller Taxes” shall mean (a) Income Taxes imposed by any Laws on Seller or any of its Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Production Taxes allocable to Seller pursuant to Section 14.02 (taking into account, and without duplication of, such Production Taxes effectively borne by Seller as a result of adjustments to the Purchase Price made pursuant to Section 9.02), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, if any, and (d) any Transfer Taxes allocated to Seller pursuant to Section 14.01.

“Severance Taxes” shall mean all severance, extraction, production, excise, sales and similar Taxes and obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the severance or production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes and Transfer Taxes.

“Special Warranty” shall have the meaning given that term in Section 4.02.

“Special Warranty Notices” shall have the meaning given that term in Section 4.03.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject Trust Units” shall have the meaning specified in the recitals.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses.

“Tax Returns” shall mean any report, return, information statement, payee statement or other information provided or required to be provided to any Governmental Authority with respect to Taxes or any schedule or attachment thereto or any amendment thereof, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

“Taxes” shall mean any taxes, assessments and other governmental charges imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Benefit” shall mean any right, circumstance or condition that operates to increase the Boaz Effective NRI in any Listed Interest of Seller above that shown on Exhibit B, to the extent not causing a greater than proportionate increase in Seller’s Boaz Effective WI in such Listed Interest above that shown on Exhibit B.

“Title Benefit Amount” shall have the meaning given that term in Section 4.08(b).

“Title Benefit Property” shall have the meaning given that term in Section 4.08(a).

“Title Defect” shall have the meaning given that term in Section 4.05.

“Title Defect Amount” shall have the meaning given such term in Section 4.10.

“Title Defect Notice” shall have the meaning given such term in Section 4.06.

“Title Defect Property” shall have the meaning given such term in Section 4.06.

“Transaction Documents” shall mean, collectively, this Agreement, the Confidentiality Agreement, the Assignments, the Assignment of Interests, and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning given that term in Section 14.01.

“Trust” shall have the meaning given that term in the recitals hereof.

“Trust Agreement” shall mean the trust agreement dated November 22, 2017, as amended and restated on May 4, 2018, and as further amended on May 4, 2022, by and among Seller, as trustor, Simmons Bank, as trustee (succeeded since the date thereof by Argent Trust Company), and Wilmington Trust, National Association, as Delaware Trustee.

“Trust Units” shall have the meaning given that term in the recitals hereof.

“Unit Interests” shall have the meaning given that term in Section 2.02(a).

“Wells” shall have the meaning given that term in Section 2.02(b).

“Working Interest” shall mean the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment of any Well required to be borne with respect thereto.

Section 1.02          Interpretation. As used in this Agreement, unless the context otherwise requires, the term “includes” and its syntactical variants means “includes but is not limited to.” The headings and captions contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. All references herein to “Sections” and “Articles” in this Agreement shall refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein, to the extent not defined, will have the meaning and interpretation given to it under (a) the standards established by the Council of Petroleum Accountants Societies, Inc. and (b) generally accepted accounting principles in the United States as interpreted as of the date of this Agreement; provided that accounting herein shall exclusively relate to the Oil and Gas Properties (excluding for the avoidance of doubt the Subject Trust Units), and such accounting for the Oil and Gas Properties shall be exclusively on a cash basis.

Article II.
ASSETS

Section 2.01          Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer all of Seller’s right, title and interest in and to the Assets. At the Closing, Seller shall convey to Buyer the Subject Trust Units, free and clear of any Liens, except for (a) restrictions on transfer arising under applicable securities Laws and (b) the applicable terms and conditions of this Agreement and the Organizational Documents of the Trust.

Section 2.02          Assets. Subject to Section 2.03, the term “Assets” shall mean, less and except the Excluded Assets, all of Seller’s and its Affiliates’ right, title and interest, whether legal, equitable, present, contingent, reversionary, or otherwise, in, to and under:

(a)            (i) (A) all oil, gas, and mineral leases within Andrews, Cochran, Coke, Ector, Fisher, Glasscock, Hockley, Schleicher, Stonewall, Terry and Ward Counties, Texas, including the oil and gas leases described on Exhibit A—Part 1, and all amendments, extensions, renewals and top leases thereof, and (B) only those oil, gas, and mineral leases within Crane and Upton Counties, Texas described on Exhibit A—Part 1, and all amendments, extensions, renewals and top leases thereof (collectively, clauses (i)(A) – (i)(B), the “Leases”), together with (ii) (A) the interests in any units or pooled, committed, or communitized lands arising on account of the Leases having been unitized, committed, or pooled into such units or with such lands in Andrews, Cochran, Coke, Ector, Fisher, Glasscock, Hockley, Schleicher, Stonewall, Terry and Ward Counties, Texas, and (B) only those interests in the units or pooled, committed, or communitized lands arising on account of the Leases described on Exhibit A—Part 1 having been unitized, committed, or pooled into such units or with such lands in Crane and Upton Counties, Texas (Seller’s interests in such units in clauses (ii)(A) – (ii)(B), the “Unit Interests”), (iii) (A) the lands covered by the Leases or included in the Unit Interests in Andrews, Cochran, Coke, Ector, Fisher, Glasscock, Hockley, Schleicher, Stonewall, Terry and Ward Counties, Texas, and (B) only those lands covered by the Leases described on Exhibit A—Part 1 or included in the Unit Interests in Crane and Upton Counties, Texas (collectively, clauses (iii)(A) – (iii)(B), the “Lands”), including, in each case, all rights, privileges, or benefits incident thereto or derived therefrom, including carried interests, executive rights, non-executive rights, working interests, net revenue interests, royalty interests, overriding royalty interests, net profits interests, production payments, and other interests of any kind or character;

(b)            all wells on or attributable to the Leases or Unit Interests (Seller’s interests in such wells, collectively and including the wells set forth on Exhibit A—Part 2, the “Wells”, and the Leases, the Unit Interests and the Wells being collectively referred to hereinafter as the “Properties”);

(c)            (i) with respect to Andrews, Cochran, Coke, Ector, Fisher, Glasscock, Hockley, Schleicher, Stonewall, Terry and Ward Counties, Texas, all surface fee and leaseholds, including all saltwater disposal leases, including those described on Exhibit A—Part 3 and all saltwater disposal wells located on such saltwater disposal leases, the Leases and Unit Interests, and (ii) with respect to Crane and Upton Counties, Texas, only the surface fee and leaseholds, and only the saltwater disposal leases described on Exhibit A—Part 3 and all saltwater disposal wells located on such saltwater disposal leases, the Leases and Unit Interests;

(d)            all production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities appurtenant to or used in connection with the Properties (collectively, the “Facilities”);

(e)            to the extent assignable at no cost to Seller, all Permits, servitudes, easements, rights-of-way, surface fee interests and other surface use agreements used in connection with the ownership or operation of the Properties or the Facilities at or after the Effective Time, including those described on Exhibit A—Part 3;

(f)             the Hydrocarbons produced from or attributable to the Properties from and after the Effective Time and all marketable Hydrocarbons produced therefrom prior to the Effective Time that are in storage prior to sale and that are upstream of the sales metering point as of the Closing Date, excluding any Hydrocarbons that constitute line fill;

(g)            to the extent assignable at no cost to Seller, all contracts and agreements related solely to the Properties, including the contracts and agreements listed on Exhibit A—Part 4 (collectively, the “Contracts”);

(h)            the vehicles and trailers described on Exhibit A—Part 5;

(i)             all Imbalances set forth on Schedule 6.01(o) relating to the Properties;

(j)             the suspense funds set forth on Schedule 6.01(r);

(k)            the Subject Trust Units;

(l)             to the extent transferrable without payment of a fee or other penalty to any Third Party (unless Buyer agrees to, and does, pay such fees and penalties), all seismic, geological, geochemical or geophysical data (including seismic data), geological data, engineering data, maps, cores, interpretive data, technical evaluations, confidential logs, technical outputs, reserve estimates and other technical data relating to any other Assets;

(m)           all rights, claims and causes of action arising under or associated with the other Assets or related to the Assumed Obligations;

(n)            all trade credits, all accounts, receivables and all other proceeds, income or revenues and audit rights attributable to the other Assets or related to or attributable to the other Assets at or after the Effective Time, or the Assumed Obligations;

(o)            all claims and proceeds, income or revenues attributable to any policy or agreement of insurance or indemnity agreement to the extent related to the Assumed Obligations; and

(p)            to the extent assignment is not prohibited by agreement with a Third Party and at no cost to Seller unless Buyer agrees in writing to pay such cost, all of those records, files, contracts, orders, agreements, copies of Permits, easements, maps, data, schedules, reports and logs relating to the Assets (collectively referred to as the “Files”).

Section 2.03          Excluded and Reserved Assets. The Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the Excluded Assets. The “Excluded Assets” shall mean:

(a)            except to the extent related to any Assumed Obligations, any trade credits, accounts receivable, proceeds or revenues attributable to the Oil and Gas Properties and accruing prior to the Effective Time;

(b)            except to the extent there is an upward adjustment to the Purchase Price under Section 9.02(a)(ii), all Hydrocarbons produced from or attributable to the Properties with respect to any periods of time prior to the Effective Time that are not in storage and upstream of the sales metering point as of the Closing Date, and all proceeds attributable thereto;

(c)            except to the extent related to any Assumed Obligations, all refunds of costs or expenses attributable to any periods of time prior to the Effective Time, and all refunds, credits, net operating losses and similar Tax assets attributable to any Seller Taxes;

(d)            except to the extent related to any Assumed Obligations, all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to any periods of time prior to the Effective Time;

(e)            all bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets;

(f)             except to the extent related to any Assumed Obligations, all rights, titles, claims and interests of Seller or its Affiliates under any insurance policy or agreement, to any insurance proceeds or to or under any bond or bond proceeds, in each such case attributable to acts, events or occurrences prior to the Effective Time;

(g)            all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with Seller, its Affiliates or their businesses;

(h)            all privileged attorney-client (i) communications and (ii) other documents (other than title opinions);

(i)             all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties;

(j)             all audit rights arising under any of the Contracts with respect to any period of time prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances;

(k)            all valuations, bidder lists, and communications with marketing advisors developed or prepared in connection with marketing the Assets;

(l)            all amounts paid by any Third Party to Seller or its Affiliates as overhead or indirect charges under any joint operating agreements or unit operating agreements burdening the Assets attributable to the period of time prior to the Closing Date;

(m)          all corporate, financial, income and franchise tax and litigation records that relate to Seller’s business generally, materials, analyses and information developed or prepared in connection with marketing the Assets and all books and records related to the Excluded Assets and copies of the Files retained by Seller;

(n)           any suspense funds not set forth on Schedule 6.01(r);

(o)           all Hedging Contracts and Debt Contracts;

(p)           all master service agreements and drilling contracts;

(q)           any Imbalances not set forth on Schedule 6.01(o);

(r)            any vehicles and trailers of Seller that are not set forth on Exhibit A—Part 5;

(s)           any assets or properties excluded from the transactions contemplated by this Agreement pursuant to the terms herein; and

(t)            any other assets, contracts or rights which are described on Schedule 2.03.

For the avoidance of doubt, other than for any express adjustments that decrease the Purchase Price as set forth in Section 9.02(b) that may affect cash and cash equivalents (including marketable securities and short term investments) of Seller, all cash and cash equivalents (including marketable securities and short term investments) of Seller shall be excluded from the Assets and are, therefore, Excluded Assets for purposes hereof.

Section 2.04         Revenues and Expenses. Subject to the provisions hereof, including Section 9.02, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses (in each case) attributable to the Oil and Gas Properties for the period of time prior to the Effective Time. Subject to the provisions hereof, including Section 9.02, from and after Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all (a) Operating Expenses (in each case) attributable to the Oil and Gas Properties for the period of time from and after the Effective Time, and (b) Production Taxes allocable to Buyer pursuant to Section 14.02. All Operating Expenses attributable to the Oil and Gas Properties (in each case) that are: (i) incurred with respect to operations conducted or Hydrocarbons produced prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or Hydrocarbons produced from and after the Effective Time shall be paid by or allocated to Buyer. Seller shall, upon receipt of any amounts owed to Buyer under this Section 2.04 that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Buyer. Buyer shall, upon its receipt of any amounts owed to Seller under this Section 2.04 that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Seller. Notwithstanding anything in this Section 2.04 to the contrary, (A) the Final Accounting Statement shall be the final accounting for any and all Operating Expenses or revenue owing from Seller to Buyer, and there shall be no adjustment for, or obligation to pay, any Operating Expenses or revenue owing from Seller to Buyer following the final determination of the Final Accounting Statement and (B) all Operating Expenses attributable to the Assets and not otherwise accounted for in the Final Accounting Statement shall become an “Assumed Obligation” for the purposes of Section 12.01. Upon Closing, subject only to Section 9.02(b), all rights of Buyer with respect to revenue or distributions related to the Subject Trust Units shall arise solely from and be in accordance with its rights of ownership of the Subject Trust Units from and after its acquisition, and the date on which it takes conveyance, thereof on the Closing Date.

Article III.
CONSIDERATION

Section 3.01         Purchase Price. The consideration for the purchase, sale and assignment of the Assets by Seller to Buyer is Buyer’s payment to Seller of the sum of [*****] ($[*****]) (the “Purchase Price”), as adjusted pursuant to Section 9.02 and less the Earnest Money (together, with any withholdings at Closing with respect to the Earnest Money due to any Defect Withholding, the “Adjusted Purchase Price”). The Adjusted Purchase Price shall be paid by Buyer to Seller at the Closing by means of a completed wire transfer in immediately available funds to the account of Seller as designated by Seller to Buyer in writing prior to the Closing.

Section 3.02         Earnest Money. Buyer shall, within five (5) Business Days of execution hereof, deliver the Earnest Money to the Escrow Agent by wire transfer in immediately available funds pursuant to the Escrow Agreement. As of the Closing, the amount of the Earnest Money delivered at Closing shall be credited as part of the Purchase Price to Seller in accordance with this Agreement and, subject to any withholdings of the Earnest Money permitted by and in accordance with Section 5.04, the Parties shall jointly instruct the Escrow Agent to disburse and deliver to Seller the Earnest Money.

Section 3.03         Allocated Values. Buyer and Seller agree and stipulate that the unadjusted Purchase Price is allocated among the Listed Interests and the Subject Trust Units in the amounts set forth on Exhibit 3.03 (the “Purchase Price Allocation”). The “Allocated Value” for any Listed Interest or Subject Trust Unit equals the portion of the unadjusted Purchase Price allocated to such Listed Interest or Subject Trust Unit set forth on Exhibit 3.03, and, except for adjustments to which Buyer is entitled to with respect to Title Defects under Section 4.07 or Environmental Defects under Section 5.04 (which shall be derived from the Defect Process Allocated Value related to the relevant Listed Interest set forth on Exhibit B), such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Subject to the preceding sentence, any adjustments to the Purchase Price shall be applied on a pro rata basis to the amounts set forth on Exhibit 3.03. Buyer and Seller agree that, except as provided in Section 3.04, neither they nor their Affiliates will take positions inconsistent with the Purchase Price Allocation or Allocated Values (as each is adjusted) in notices to preferential purchase right holders or in other documents or notices relating to the transactions contemplated by this Agreement.

Section 3.04         Tax Allocation. Buyer and Seller shall cooperate in good faith in allocating the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets (including the assets of the Trust attributable to the Subject Trust Units), consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (the “Tax Allocation”). To the extent consistent with Code Section 1060 and any Treasury Regulations promulgated thereunder, the Tax Allocation shall be consistent with the Purchase Price Allocation, as adjusted for any changes (including changes to the Allocated Values). The Tax Allocation shall be revised in a manner consistent with Section 1060 of the Code to take into account any further adjustments to the Adjusted Purchase Price pursuant to this Agreement, including any indemnification payments pursuant to Article XII. The Tax Allocation shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) which will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Each Party agrees not to take any position inconsistent with the Tax Allocation for Income Tax purposes unless required by Law or with the consent of the other Party; provided, however, that nothing contained herein shall prevent either Party from settling any proposed deficiency or adjustment by any Governmental Authority relating to the Tax Allocation, and neither Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Tax Allocation.

Section 3.05         Withholding. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller such amounts as are required to be deducted or withheld therefrom under the Code or pursuant to any other applicable Laws; provided, however, that prior to making any such withholding, Buyer shall use commercially reasonable efforts to provide prior written notice to Seller of its intent to withhold and cooperate in good faith with Seller to reduce or mitigate such withholding to the extent permitted by applicable Laws. To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Article IV.
TITLE MATTERS

Section 4.01         General Disclaimer of Title Warranties and Representations. Except for the Special Warranty of title as set forth in Section 4.02 and without limiting Buyer’s remedies for Title Defects set forth in this Article IV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s Defensible Title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any Title Defect, with respect to any of the Assets (a) before Closing, shall be as set forth in Section 4.07 and (b) after Closing, shall be pursuant to the Special Warranty of title set forth in Section 4.02. For the avoidance of doubt, no Asset (or any portion thereof) shall be excluded from the Assets to be transferred to Buyer at Closing on account of any actual or alleged Title Defect.

Section 4.02         Special Warranty. If the Closing occurs, then effective as of the Closing Date, Seller warrants Defensible Title to the Assets (excluding the Subject Trust Units) from and against the lawful claims of Third Parties arising by, through or under Seller and its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”).

Section 4.03         Recovery on Special Warranty. From and after the Closing Date, Buyer shall be entitled to furnish Seller written claim notices meeting the requirements of Section 4.06 setting forth any and all matters which Buyer intends to assert as a breach of Seller’s Special Warranty (collectively the “Special Warranty Notices” and individually a “Special Warranty Notice”), without application of the Defect Threshold or the Defect Deductible. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 4.03 at Seller’s sole cost and expense. Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such breach. For purposes of the Special Warranty, the value of each Listed Interest set forth on Exhibit B shall be deemed to be the Defect Process Allocated Value thereof, as may be adjusted herein, and Buyer’s recovery on the Special Warranty for any such Listed Interest shall be limited to and shall not exceed such deemed value, without duplication of any recovery by Buyer pursuant to Section 4.07.

Section 4.04         Title Examination Period. Commencing on the Execution Date and ending February 28, 2025 at 5:00 p.m. Dallas, Texas time (the “Examination Period”), Seller shall, subject to Section 7.01, (a) permit Buyer and/or its representatives to examine, in a reasonable manner, during regular business hours and in Seller’s and its Affiliates’ offices, all abstracts of title, title opinions, title files, ownership maps, Property files, assignments, division orders, operating records and agreements (including the Contracts), and all other non-confidential and non-proprietary documents and files pertaining to the Assets insofar as same may now be in existence and in the possession of Seller or its Affiliates and (b) subject to Third-Party operator approval and the provisions of Section 7.01 hereof, permit Buyer and/or its representatives, during regular business hours and at Buyer’s sole risk, cost and expense, to conduct reasonable inspections of the Assets (other than environmental inspections which are covered by Section 5.01 hereof).

Section 4.05         Title Defects. A Property shall be deemed to have a “Title Defect” if Seller is found to have less than Defensible Title thereto, without duplication. For purposes of this Agreement, the term “Defensible Title” shall mean such record title of Seller that, subject to and except for the Permitted Encumbrances:

(a)           entitles Seller to receive the Boaz Effective NRI with respect to a Listed Interest not less than the Boaz Effective NRI amount set forth on Exhibit B, without reduction of such interest throughout the duration of the life of such Listed Interest, except (i) as set forth on Exhibit B, (ii) decreases in connection with those operations in which Seller may from and after the date of this Agreement be a non-consenting co-owner, (iii) decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement, and (iv) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b)           obligates Seller to bear the Boaz Effective WI of such Listed Interest not greater than the Boaz Effective WI for such Listed Interest (shown on Exhibit B), without increase throughout the duration of the life of such Listed Interest, except (i) as set forth on Exhibit B, (ii) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (iii) increases to the extent that they are accompanied by a proportionate increase in Seller’s corresponding Boaz Effective NRI in such Listed Interest (set forth on Exhibit B); and

(c)            is free and clear of all Liens.

Notwithstanding the foregoing, none of the following shall constitute a Title Defect: (1) the loss of or reduction of interest in any Lease, Well or other Property following the date hereof due to any election or decision made by Seller in accordance with applicable joint operating agreements as permitted under this Agreement, so long as such election or decision is made in accordance with Section 7.04 of this Agreement; (2) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another party’s competing claim of title to the relevant Property; (3) defects in the chain of title consisting of the failure to recite marital status in a document, unless Buyer provides affirmative evidence that such failure or omission results in another party’s competing claim of title to the relevant Property; (4) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; (5) defects based on failure to record Leases issued by any Governmental Authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Property is located; (6) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more; (7) defects based on a gap in Seller’s chain of title in the county records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or run sheet which documents shall be included in a Title Defect Notice and has resulted in another Person’s competing claim of title to the relevant Lease; (8) defects based solely on (A) a lack of information in Seller’s files and (B) references to an unrecorded document(s) to which neither Seller nor any Affiliate of Seller is a party, if such document is dated earlier than January 1, 2014 and is not in Seller’s files; (9) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor under a Lease unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Property; or (10) the matters set forth on Schedule 4.05.

Section 4.06         Notice of Title Defects. If Buyer discovers any Title Defect prior to the expiration of the Examination Period, Buyer may, but no later than the expiration of the Examination Period, notify Seller of such Title Defect. To be effective, such notice (a “Title Defect Notice”) shall be in writing and shall (a) include a description of each alleged Title Defect, (b) include the Listed Interest or portion thereof affected thereby (each “Title Defect Property”), (c) include the Defect Process Allocated Value of such Title Defect Property, (d) include supporting documents reasonably necessary for Seller or its counsel to verify the existence of the Title Defect, (e) include the amount which Buyer reasonably believes to be the Title Defect Amount resulting from such alleged Title Defect and the computations and information upon which Buyer’s belief is based and (f) be received by Seller no later than the expiration of the Examination Period. To give Seller an opportunity to commence reviewing and curing any Title Defects, Buyer agrees to use reasonable efforts to give Seller, each Monday following the execution of this Agreement but prior to the expiration of the Examination Period, written notice of all Title Defects discovered by Buyer during the previous week, which notice may be preliminary in nature and supplemented prior to expiration of the Examination Period. Subject to Buyer’s rights with respect to any breach by Seller of Section 7.03 or the Special Warranty, any matters that may otherwise constitute Title Defects but that are not specifically disclosed to Seller pursuant to a Title Defect Notice in accordance with this Section 4.06 and delivered to Seller prior to the expiration of the Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes.

Section 4.07         Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount therefor pursuant to Section 4.11, Seller shall have the option, but not the obligation, to attempt to cure, or cause to be cured, any Title Defect prior to Closing. In the event that any Title Defect is not cured on or before Closing and Seller elects not to cure post-Closing in accordance with Section 4.15, the following shall apply:

(a)           subject to the Defect Threshold, the Defect Deductible and all other provisions set forth in Section 4.09, the Purchase Price shall be reduced by the Title Defect Amount, in which event the Parties shall (subject to the other terms of this Agreement) proceed to Closing, each Title Defect Property shall be assigned to Buyer subject to such Title Defect and Buyer shall pay to Seller the Purchase Price as so adjusted; or

(b)           where the Parties do not mutually agree upon the existence of Title Defect or the Title Defect Amount, subject to the dispute resolution procedures set forth in Section 4.11, the Parties shall proceed to Closing, in which event each Title Defect Property shall be assigned to Buyer subject to such Title Defect, and the Purchase Price shall be reduced by Buyer’s good faith estimate of the applicable Title Defect Amount, subject to adjustment following Closing based upon the determination made in accordance with Section 4.11.

Section 4.08         Title Benefits.

(a)           Should either Party or such Party’s representatives discover any Title Benefit on or before the end of the Examination Period, such Party shall have the obligation, to notify the other Party thereof on or before the end of the Examination Period, which notice shall include (i) a description of the Title Benefit(s), (ii) the Listed Interest or portion thereof affected thereby (each, a “Title Benefit Property”), (iii) the Defect Process Allocated Value of such Title Benefit Property, (iv) documentation sufficient to reasonably support the asserted Title Benefit, and (v) the amount by which the asserting Party reasonably believes the Defect Process Allocated Value of such Title Benefit Property is increased by the alleged Title Benefit and the computations and information upon which such Party’s belief is based. Any matters that may otherwise constitute Title Benefits but that are not specifically disclosed pursuant to this Section 4.08 and delivered prior to the expiration of the Examination Period shall be deemed to have been waived by Seller, on behalf of itself and its successors and assigns, for all purposes.

(b)           With respect to each Title Benefit Property reported under Section 4.08(a) and subject to the Defect Threshold (applied mutatis mutandis) if the Boaz Effective NRI of such Title Benefit Property is greater than the Boaz Effective NRI stated therefor on Exhibit B, then the Purchase Price shall be increased by an amount equal to the product of the Defect Process Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the increase in actual aggregate and effective Net Revenue Interest (calculated using the same criteria and factors used in calculating the Boaz Effective NRI for such Listed Interest), and the denominator of which is the Boaz Effective NRI stated on Exhibit B. The amount by which the Purchase Price is increased pursuant to the preceding sentences of this Section 4.08(b) shall be referred to herein as the “Title Benefit Amount.” Notwithstanding anything herein to the contrary, the application of Title Benefit Amounts shall not result in an increase to the Purchase Price and shall only apply to offset any Title Defect Amounts.

Section 4.09         Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price (excluding pursuant to the Special Warranty) for any individual Title Defect, the Title Defect Amount of which does not exceed the Defect Threshold, (b) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Title Defect that exceeds the Defect Threshold if the sum of all Title Defect Amounts and Environmental Defect Amounts does not exceed the Defect Deductible, (c) in the event that the sum of (i) Title Defect Amounts that exceed the Defect Threshold and (ii) Environmental Defect Amounts that exceed the Defect Threshold exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 4.07 shall be applicable only to the portion thereof that exceeds the Defect Deductible (such Defect Deductible being a true deductible), and (d) except for Buyer’s rights under the Special Warranty in Section 4.02, Section 4.07, and Section 4.11 shall, subject to Buyer’s rights with respect to any breach by Seller of Section 7.03, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to any Title Defect and Buyer waives any and all other rights, at Law or in equity, with respect thereto.

Section 4.10         Title Defect Amount. The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Defect Process Allocated Value of each Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in good faith by the Parties in accordance with the following terms and conditions:

(a)           if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(b)           if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)           if the Title Defect represents a discrepancy between (i) the actual aggregate and effective Net Revenue Interest (calculated using the same criteria and factors used in calculating the Boaz Effective NRI for such Listed Interest) for any Lease or Well and (ii) the Boaz Effective NRI stated for the corresponding Listed Interest on Exhibit B (and there is a corresponding decrease in the Working Interest for such Listed Interest below the Boaz Effective WI stated on Exhibit B), then the Title Defect Amount shall be the product of the Defect Process Allocated Value of such affected Listed Interest multiplied by a fraction, the numerator of which is the actual aggregate and effective Net Revenue Interest (calculated using the same criteria and factors used in calculating the Boaz Effective NRI for such Listed Interest) decrease and the denominator of which is the Boaz Effective NRI stated on Exhibit B;

(d)           if the Title Defect represents an obligation upon, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Defect Process Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; and

(e)           the Title Defect Amount with respect to any Listed Interest shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.

Notwithstanding anything to the contrary in this Section 4.10, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Listed Interests shall not exceed the Defect Process Allocated Value of such Title Defect Property, except with respect to Title Defects of the type set forth in Section 4.05(c) (excluding, for the avoidance of doubt, any Permitted Encumbrances) (a “Lien Related Defect” and any Title Defect Amount arising out of or relating to a Lien Related Defect, a “Lien Removal Amount”); provided, however, to the extent Buyer receives a downward adjustment to the Purchase Price in respect of a Title Defect Amount and there are Lien Related Defects relating to such associated Listed Interests, Buyer shall cause the Lien Removal Amounts to be paid to the applicable Lien holder.

Section 4.11         Resolution of Title and Environmental Matters.

(a)           If, after good faith efforts, Seller and Buyer are not in agreement as to (i) whether a Title Defect or an Environmental Defect asserted in a Title Defect Notice or Environmental Defect Notice exists, (ii) the Title Defect Amount of a particular Title Defect, or the Environmental Defect Amount of a particular Environmental Defect, (iii) whether a Title Benefit exists or the Title Benefit Amount, or (iv) whether a Title Defect or Environmental Defect has been cured prior to Closing or within the Post-Closing Defect Cure Period or the Post-Closing Defect Issue Cure Period, as applicable, Seller and Buyer will submit the dispute to arbitration as provided in this Section 4.11 following written notice from one Party to the other Party that such Party is initiating dispute resolution in accordance with this Section 4.11, such notice to describe in reasonable detail the nature and specifics of the dispute. The matter to be arbitrated shall be submitted to a title attorney licensed in the state where the affected Property is located with at least fifteen (15) years’ experience, selected by Seller and Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert in the area where the affected Property is located with at least fifteen (15) years’ experience, selected by Seller and Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”). In the event Seller and Buyer are unable to agree on any Consultant, Seller on the one hand and Buyer on the other hand will each appoint one Consultant and the two Consultants so appointed will appoint a third Consultant and the three Consultants so appointed will resolve such matter by majority decision. The cost of each Consultant shall be borne by the non-prevailing Party. Seller and Buyer shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect or benefit in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than five (5) Business Days after appointment of the Consultant(s). In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. By the twentieth (20th) day following the submission of the matter to the Consultant(s), applying the principles set forth in this Section 4.11, the Consultant(s) shall make a determination of the matter submitted. The decision of the Consultant(s) shall be in writing and conclusive and binding on Seller and Buyer and shall be enforceable against the Parties in any court of competent jurisdiction. The Consultant(s)’ decision shall also state, when applicable, the positive or negative adjustments which the Parties should make to the Purchase Price based upon the decision rendered. The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, may not hear or decide any matters except the specific title or environmental disputes presented to them and may not award damages, interest, costs or penalties to either Party.

(b)           If the Consultant(s) have made no determination with respect to the matters subject to arbitration prior to Closing, then all adjustments to the Purchase Price required as a result of the Consultant’s determination shall be accounted for in the Final Accounting Statement.

Section 4.12         Consents to Assign. With respect to each Consent set forth on Schedule 6.01(c), within ten (10) Business Days after the date of this Agreement, Seller shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent as required. Buyer shall cooperate with Seller in seeking to obtain such Consents.

(a)           If Seller fails to obtain a Required Consent (or a waiver thereof) prior to Closing, the Parties shall use commercially reasonable efforts to (x) obtain such Required Consent (or a waiver thereof) and (y) determine the Allocated Value of the Listed Interest with respect to such Asset (or portion thereof). In the event that a Required Consent was not obtained prior to Closing but is obtained within one hundred and eighty (180) days following Closing, then, within ten (10) days after such Required Consent is obtained, Seller shall assign and convey the Asset (or portion thereof) to Buyer pursuant to an instrument in a form mutually acceptable to Seller and Buyer.

(b)          If Seller fails to obtain a Consent (or waiver thereof) prior to Closing that is not a Required Consent, the Asset (or portion thereof) subject to such Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent provided Seller satisfied its obligations pursuant to this Section 4.12 and is not in breach of Section 6.01(c).

(c)           Prior to Closing and during the one hundred and eighty (180)-day period following Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 6.01(c); provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consents. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

(d)           If, as of Closing, Seller fails to obtain any Required Consent set forth on Schedule 6.01(c), such Asset (or portion thereof) shall be deemed to be deleted from the applicable Exhibits attached hereto, such Asset (or portion thereof) shall constitute an Excluded Asset for all purposes hereunder, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof). If, pursuant to Section 4.12(c), a Required Consent subject to this Section 4.12(d) is obtained or waived after Closing, (i) Buyer shall purchase the affected Asset (or portion thereof) on the terms set forth in this Agreement at a delayed closing which shall occur within ten (10) Business Days following the date on which Seller obtains such Required Consent or waiver (which date shall, with respect to such Asset, or portion thereof, be considered to be the Closing Date with respect to such Asset (or applicable portion thereof)), (ii) Buyer and Seller shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Asset (or portion thereof) at such delayed Closing, (iii) Buyer shall, simultaneously with the conveyance of the applicable Asset (or portion thereof), pay in cash the amount of any previous deduction from the unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Asset (or portion thereof) under this Agreement) to Seller, and (iv) such Asset shall no longer be (A) deemed to be deleted from the Exhibits attached hereto, or (B) an Excluded Asset for any purposes hereunder. Purchase Price adjustments calculated in the same manner as the adjustments in Section 9.02 (provided that, for the avoidance of doubt, the Allocated Value for such Asset that becomes an Excluded Asset shall be used for any adjustment thereon) with respect to the affected Asset (or portion thereof), if any, shall be calculated from the period from and after the Effective Time to the date of the conveyance, and the net amount of such adjustment shall be paid in cash (1) if positive, by Buyer to Seller, and, (2) if negative, by Seller to Buyer.

Section 4.13         Preferential Purchase Rights. With respect to those preferential rights to purchase or similar rights that are set forth on Schedule 6.01(n), within ten (10) Business Days after the date of this Agreement, Seller shall send to the holders of any such applicable preferential rights to purchase or similar rights in compliance with the terms of such rights and requesting waivers of such rights. Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of such rights in order to obtain waivers. Buyer shall cooperate with Seller in seeking to obtain such waivers.

(a)           Any preferential purchase or similar right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Section 9.01 on the dates set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase or similar right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.

(b)           If any preferential or other similar right to purchase any Asset is validly exercised prior to Closing, (i) the affected Asset shall not be conveyed to Buyer at Closing, (ii) the unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset, (iii) such Asset shall be deemed to be deleted from the applicable Exhibits attached hereto, (iv) such Asset shall constitute an Excluded Asset for all purposes hereunder, and (v) Seller shall convey the affected Asset to the preferential or similar right holder on the terms and provisions set out in the applicable preferential or similar right provision and shall be entitled to the consideration paid by such holder.

(c)           Should a Third Party fail to validly exercise or waive its preferential or similar right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing, then (i) such Assets (or applicable portions thereof) shall not be conveyed to Buyer at Closing, (ii) the unadjusted Purchase Price shall be reduced by the Allocated Value of each such Asset (or portion thereof subject to such preferential or similar purchase right); (iii) each such affected Asset (or applicable portion thereof) shall be subject to the remainder of this Section 4.13(c) and Section 4.13(d), and (iv) Seller shall continue to use commercially reasonable efforts (without the obligation to make any payments or undertake any obligations for the benefit of the holders of such preferential or similar rights to purchase) to obtain the waiver of the preferential or similar purchase right and shall continue to be responsible for the compliance therewith. Should the holder of the preferential or similar purchase right validly exercise the same after Closing, (A) such affected Asset shall be deemed to be deleted from the applicable Exhibits attached hereto, (B) such Asset (or portion thereof) shall constitute an Excluded Asset for all purposes hereunder, and (C) Seller shall convey the affected Asset (or portion thereof) to the preferential or similar right holder on the terms and provisions set out in the applicable preferential or similar right provision and Seller shall be entitled to the consideration paid by such holder.

(d)           In the event that, after Closing, a preferential purchase or similar right with respect to an Asset (or portion thereof) not conveyed to Buyer at Closing pursuant to Section 4.13(c) is waived or the time for exercise of such right has expired pursuant to its terms without exercise by the holder thereof, (i) Buyer shall purchase the affected Asset (or portion thereof) on the terms set forth in this Agreement at a delayed closing which shall occur within ten (10) Business Days following the date on which Seller obtains such waiver, or the time period for exercising the applicable preferential or similar right has expired (which date shall, with respect to such Asset, or portion thereof, be considered to be the Closing Date with respect to such Asset (or applicable portion thereof)), (ii) Buyer and Seller shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Asset (or portion thereof) at such delayed Closing, (iii) Buyer shall, simultaneously with the conveyance of the applicable Asset (or portion thereof), pay in cash the amount of any previous deduction from the unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Asset (or portion thereof) under this Agreement) to Seller, and (iv) such Asset shall no longer be (A) deemed to be deleted from the Exhibits attached hereto, or (B) an Excluded Asset for any purposes hereunder. Purchase Price adjustments calculated in the same manner as the adjustments in Section 9.02 (provided that, for the avoidance of doubt, the Allocated Value for such Asset that becomes an Excluded Asset shall be used for any adjustment thereon) with respect to the affected Asset (or portion thereof), if any, shall be calculated from the period from and after the Effective Time to the date of the conveyance, and the net amount of such adjustment shall be paid in cash (1) if positive, by Buyer to Seller, and, (2) if negative, by Seller to Buyer.

Section 4.14         Casualty or Condemnation Loss.

(a)           Notwithstanding anything herein to the contrary, from and after the Effective Time, subject to the occurrence of the Closing, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Assets.

(b)           If, during the Interim Period, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”), and the aggregate amount of any such loss or taking does not result in the failure of Buyer’s conditions to close pursuant to Section 8.02, Buyer shall be required to close. If the loss as a result of such individual Casualty Loss exceeds the Defect Threshold and the Parties proceed to Closing, Seller shall elect by written notice to Buyer prior to Closing either (i) to cause the Assets affected by such Casualty Loss to be repaired or restored to at least its condition prior to such Casualty Loss, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) to indemnify Buyer through a document reasonably acceptable to Seller and Buyer against any costs or expenses that Buyer reasonably incurs to repair the Assets subject to such Casualty Loss or (iii) Seller, at Closing, shall pay to Buyer all sums paid or payable to Seller by Third Parties by reason of such Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnitees) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that in the case of clause (iii), Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets. In the case of clauses (i)–(ii), Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the Casualty Loss except to the extent the Parties otherwise agree in writing.

(c)            If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

Section 4.15         Post-Closing Options of Seller with Respect to Title Defects and Environmental Defects.

(a)            Notwithstanding anything herein to the contrary, (i) if Seller is unable to cure a Title Defect or Environmental Defect (a “Post-Closing Defect”) on or prior to Closing, Seller shall have the option, by notice in writing to Buyer on or before Closing, with Buyer’s prior written consent, which may be withheld at Buyer’s sole discretion for any or no reason, to attempt to cure such Post-Closing Defect within the ninety (90)-day period commencing with the Closing Date (the “Post-Closing Defect Cure Period”); or (ii) if Seller and Buyer are unable to reach agreement on or prior to Closing as to (A) whether a Title Defect or Environmental Defect exists, or (B) if a Title Defect or Environmental Defect does exist, the Title Defect Amount or Environmental Defect Amount attributable to such Title Defect (a “Post-Closing Defect Issue”), Seller and Buyer may agree to attempt to reach agreement on the Post-Closing Defect Issue within the forty-five (45)-day period commencing on the Closing Date (the “Post-Closing Defect Issue Cure Period”). In such event, the transactions contemplated hereby will close as provided herein in accordance with Section 4.07 and Section 5.04, including the sale, transfer and conveyance of the affected Properties to Buyer.

(b)           Buyer will act in good faith and reasonably cooperate with Seller after the Closing to cure a Post-Closing Defect or resolve a Post-Closing Defect Issue; provided, that Buyer shall not be required to expend any monies in connection therewith and Seller shall conduct their activities so as to not unreasonably interfere with Buyer’s operations. If Seller and Buyer mutually agree that a Post-Closing Defect has been partially cured or that a Post-Closing Defect Issue has been partially resolved, then Seller and Buyer shall mutually (i) in the case of a Title Defect, determine the portion of the amount with respect thereto that should be paid to Seller, and Buyer shall deliver such amount to Seller, or (ii), in the case of an Environmental Defect, if Buyer has elected to withhold any amounts in accordance with Section 5.04, the Parties shall instruct the Escrow Agent to release and deliver the applicable Defect Withholding to Seller by wire transfer in immediately available funds to the account of Seller as designated by Seller to Escrow Agent in writing. If, at the end of the Post-Closing Defect Cure Period or Post-Closing Defect Issue Cure Period, Seller and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect or a Post-Closing Defect Issue, then such disagreement shall be resolved as provided in Section 4.11(a); provided, however, that, at the conclusion of the Post-Closing Defect Issue Cure Period, if Buyer and Seller agree that the result of any Post-Closing Defect Issue is a Title Defect or Environmental Defect, Seller may elect to attempt to cure such Post-Closing Defect within the remaining Post-Closing Defect Cure Period with Buyer’s prior written consent, which may be withheld at Buyer’s sole discretion for any or no reason, in which case the provisions of this Agreement applicable to Post-Closing Defects will apply to such Title Defect or Environmental Defect.

Article V.
ENVIRONMENTAL Matters

Section 5.01         Environmental Examination Period. During the Examination Period, Seller shall, subject to Third-Party operator and surface owner approval (which, upon Buyer’s request, Seller shall use commercially reasonable efforts to obtain, provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such approval rights) and the provisions of Section 7.01 hereof, permit Buyer and/or its representatives, in a reasonable manner, during regular business hours and at Buyer’s sole risk, cost and expense, to conduct a Phase I Environmental Site Assessment of the Assets, in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-21), such inspections not to include any invasive samplings or testing of the Assets or the real property on which the Assets are located. Neither Buyer nor its representatives may conduct an A.S.T.M Phase II Environmental Assessment or any sampling, boring, drilling or other invasive investigation activities (collectively, “Invasive Investigation”) with respect to the Assets without the prior notice and written consent of Seller (which may be withheld in Seller’s sole and absolute discretion); provided, however, in the event the result of the Phase I is that the environmental professional conducting the Phase I identifies a Recognized Environmental Condition (REC) (as that term is used by E1527-21) for which the environmental professional recommends an Invasive Investigation and such REC meets all three of the following criteria: (i) results from oil and gas activities at the subject property, (ii) meets the definition of an Environmental Defect and (iii) is reasonably determined to have a Lowest Cost Response that exceeds the Defect Threshold, and Seller does not consent to such Invasive Investigation, Buyer shall have the sole right to exclude such Asset from the transactions contemplated herein and such Asset will be deemed an Excluded Asset for all purposes herein. Should Seller dispute Buyer’s right to exclude such Asset, Seller may submit such dispute to resolution under Section 4.11(a). If this Agreement is terminated prior to the Closing, Buyer shall deliver to Seller all final reports to date generated in connection with Buyer’s environmental review of the Assets, which information shall become the sole property of Seller. Buyer shall promptly provide to Seller copies of final environmental reports generated in connection with Buyer’s environmental review with respect to any Asset for which Buyer requests to perform an Invasive Investigation or for which Buyer provides an Environmental Defect Notice.

Section 5.02         Environmental Defect. An Asset shall be deemed to have an “Environmental Defect” if Buyer discovers that such Asset is subject to a condition constituting a present violation of Environmental Laws. It is expressly provided that any impact on the Assets caused by NORM shall not constitute an Environmental Defect.

Section 5.03         Notice of Environmental Defects. If Buyer discovers any Environmental Defect, Buyer may, but no later than the expiration of the Examination Period, notify Seller thereof prior to the expiration of the Examination Period. To be effective, such notice (an “Environmental Defect Notice”) shall be in writing and shall (a) include a description of each alleged Environmental Defect, (b) include identification of the Listed Interest or portion thereof affected thereby (each “Environmental Defect Property”), (c) include the Defect Process Allocated Value of such Environmental Defect Property, (d) include documentation sufficient to reasonably support such asserted Environmental Defect, (e) include the amount which Buyer reasonably believes to be the Lowest Cost Response to cure such alleged Environmental Defect and the computations and information upon which Buyer’s belief is based and (f) be received by Seller no later than the expiration of the Examination Period. Subject to Section 6.01(j), any matters that may otherwise constitute Environmental Defects that are not specifically disclosed to Seller pursuant to an Environmental Defect Notice in accordance with this Section 5.03 and prior to the expiration of the Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes (including, without limitation, Article XII of this Agreement).

Section 5.04         Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Lowest Cost Response therefor pursuant to Section 4.11, Seller shall have the option, but not the obligation, to attempt to cure, or cause to be cured, any Environmental Defect. In the event that any Environmental Defect is not cured on or before Closing and Seller elects not to cure post-Closing in accordance with Section 4.15, the following shall apply:

(a)           subject to Section 5.04(b) and Section 5.04(c), the Purchase Price shall be reduced by an amount determined by the mutual agreement of the Parties to be the Lowest Cost Response to cure such Environmental Defect, in which event the Parties shall (subject to the other terms of this Agreement) proceed to Closing, each Environmental Defect Property shall be assigned to Buyer subject to such Environmental Defect and Buyer shall pay to Seller the Purchase Price as so adjusted (such adjustment being herein referred to as the “Environmental Defect Amount”);

(b)           subject to Section 5.04(c), where the Parties do not mutually agree upon the existence of an Environmental Defect or the Lowest Cost Response required to cure an Environmental Defect, subject to the dispute resolution procedures set forth in Section 4.11, the Parties shall proceed to Closing, in which event each Environmental Defect Property shall be assigned to Buyer subject to the Environmental Defect, and Buyer shall, at its election, by providing notice to Seller thereof (which notice shall include, in reasonable detail, Buyer’s analysis for any good faith estimate made by Buyer if Buyer elects to proceed under clause (ii) below), either (i) pay to Seller the Allocated Value of such Environmental Defect Property, or (ii) for purposes of Closing and until finally resolved in accordance with Section 4.11, the Purchase Price shall be reduced by Buyer’s good faith estimate of the applicable Environmental Defect Amount (a “Good Faith Environmental Defect Amount”), subject to adjustment following Closing based upon the determination made in accordance with Section 4.11; or

(c)            Notwithstanding Section 5.04(a) and Section 5.04(b), if either (i) prior to the Closing, the Environmental Defect Amount with respect to any Environmental Defect is determined, in good faith, by Buyer to be equal to, or in excess of, the Defect Process Allocated Value of the Environmental Defect Property affected by such Environmental Defect, or (ii) prior to or following Closing, the Environmental Defect Amount with respect to any Environmental Defect is finally determined, in accordance with this Agreement, to be equal to, or in excess of, the Defect Process Allocated Value of the Environmental Defect Property affected by such Environmental Defect, either Party shall have the right to exclude such Environmental Defect Property from the transactions contemplated herein and such Environmental Defect Property shall be deemed an Excluded Asset for all purposes herein. If either Party exercises its right under clause (ii) above following Closing and (A) Buyer has paid Seller for such Environmental Defect Property, Seller shall promptly return to Buyer the Defect Process Allocated Value for such Environmental Defect Property, or (B) if Buyer has not paid Seller but there is an Defect Withholding held in the Escrow Account with respect to such Environmental Defect Property, then the Parties shall jointly instruct the Escrow Agent to disburse and deliver to (I) Buyer the amount of the Defect Withholding held in the Escrow Account with respect to such Environmental Defect Property up to the Defect Process Allocated Value with respect to such Environmental Defect Property and (II) Seller the amount, if any, by which such Defect Withholding held in the Escrow Account with respect to such Environmental Defect Property exceeds the Defect Process Allocated Value with respect to such Environmental Defect Property. If, under clause (B)(I) above, the Defect Withholding held in the Escrow Account with respect to such Environmental Defect Property is less than the Defect Process Allocated Value, Seller shall promptly return to Buyer any such remaining amount of such Defect Process Allocated Value.

At Closing, (A) in the event the amount held in the account established to hold the Earnest Money in accordance with the Escrow Agreement (the “Escrow Account”) is equal to or greater than the aggregate amount of any Good Faith Environmental Defect Amounts (such excess held in the Escrow Account, the “Excess Escrowed Amount”), such aggregate amount of any Good Faith Environmental Defect Amounts may be retained in the Escrow Account pending final resolution of any Environmental Defect Property under Section 4.11, and the Parties shall jointly instruct the Escrow Agent to deliver to Seller the Excess Escrowed Amount, or (B) if the amount held in the Escrow Account is less than the aggregate amount of any Good Faith Environmental Defect Amount (such amount that is greater than the amount held in the Escrow Account, the “Excess Good Faith Environmental Defect Amount”), Buyer shall deliver by wire transfer in immediately available funds pursuant to the Escrow Agreement the Excess Good Faith Environmental Defect Amount. All amounts retained in the Escrow Account related to a Good Faith Environmental Defect Amount in accordance with this Section 5.04 shall be referred to herein as “Defect Withholding.” Upon a final determination of the Environmental Defect Amount with respect to an Environmental Defect Property in accordance with this Agreement, the Parties shall jointly instruct the Escrow Agent to release and deliver to the applicable Party the applicable amount of any Defect Withholding held in the Escrow Account.

Section 5.05         Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any individual Environmental Defect, the Environmental Defect Amount of which does not exceed the Defect Threshold, (b) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Environmental Defect that exceeds the Defect Threshold if the sum of all Environmental Defect Amounts and Title Defect Amounts does not exceed the Defect Deductible, (c) in the event that the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 5.04 shall be applicable only to the portion thereof that exceeds the Defect Deductible (such Defect Deductible being a true deductible), and (d) Section 5.04 (as limited by this Section 5.05) and Section 4.11 shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to any Environmental Defect, except with respect to Section 6.01(j), and Buyer waives any and all other rights, at Law or in equity, with respect thereto.

Article VI.
REPRESENTATIONS AND WARRANTIES

Section 6.01         Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)            Organization. Boaz Energy and Boaz Royalty are each duly formed, validly existing and in good standing under the Laws of the state of Delaware. Boaz Energy has all requisite power and authority to own the Subject Trust Units and Seller has all requisite power and authority own and operate the Oil and Gas Properties, and to carry on their businesses with respect thereto as currently conducted.

(b)           Qualification. Boaz Energy and Boaz Royalty are each duly licensed and qualified to do business and each are in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to materially hinder or impede the consummation by Seller of the transactions contemplated by this Agreement.

(c)           Authorization; Consents. Seller has the power and authority to enter into and perform this Agreement and all Transaction Documents to be delivered at Closing by Seller and the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Seller’s governing body and under its organizational documents. Other than as set forth on Schedule 6.01(c), Schedule 6.01(n) and those consents of Governmental Authorities customarily obtained post-Closing, Seller is not required (i) to give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (ii) (A) obtain any Required Consent from any Third Party or (B) to Seller’s Knowledge with respect to any consent that is not a Required Consent, to obtain any consent from any other Third Party (in each case under clauses (A) and (B)) in order for Seller to consummate the transactions contemplated by this Agreement (each, a “Consent”).

(d)           Enforceability. This Agreement has been duly executed and delivered by Seller, and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)           Non-contravention. Except as described on Schedule 6.01(e), and assuming (i) compliance with all Consent requirements and preferential rights to purchase or similar rights applicable to the transactions contemplated hereby and (ii) the release at the Closing of the mortgages and security interests upon the Assets securing Seller’s and/or its Affiliates’ credit facilities, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Seller will (A) violate or breach the material terms of, cause a material default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under any applicable Law or the organizational documents of Seller or the Trust, (B) violate, or result in the creation of any Lien or other encumbrance under, any Material Contract or other instrument to which Seller is a party or by which Seller or any of the Assets are bound, or (C) violate any judgment, order, ruling, or decree applicable to Seller.

(f)            Litigation. Except for the litigation described on Schedule 6.01(f), there are no suits, actions, proceedings, audits (including any pending or outstanding audits), litigation, or similar dispute before or by any Governmental Authority, and no arbitration proceedings before any Person (in each case) that are pending or, to Seller’s Knowledge, threatened in writing against (i) Seller that are attributable to Seller’s ownership or operation of the Assets or (ii) the Assets that, in either case of clause (i) or (ii), could reasonably impair or delay Seller’s ability to perform its obligations under this Agreement.

(g)           Brokers’ Fees. Except as described on Schedule 6.01(g), neither Seller nor any of its Affiliates has incurred any Liability or obligation to pay any fees or commissions, contingent or otherwise, to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates will be liable or obligated.

(h)           Taxes. Except as described on Schedule 6.01(h):

(i)            All Taxes related to the Assets that are or have become due and payable by Seller (regardless of whether reported on any Tax Returns) have been timely paid in full, and Seller is not delinquent in the payment of any such Taxes;

(ii)           All Tax Returns relating to or prepared in connection with such Taxes that are required to be filed by Seller have been timely filed with the appropriate Governmental Authority and all such Tax Returns are correct and complete in all material respects;

(iii)          There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax related to the Assets other than Income Taxes;

(iv)         (A) There are no administrative proceedings, claims, investigations, audits, inquiries or lawsuits (collectively, “Audits”) pending in connection with any Production Taxes by any Governmental Authority, (B) there are no Audits ongoing or threatened in writing against Seller by any Tax authority relating to the Assets, (C) Seller has not received notice of any pending Audit against it (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes with respect to the Assets;

(v)          There are no Tax Liens on any of the Assets other than Permitted Encumbrances;

(vi)         None of the Assets are deemed by agreement or are treated under applicable Law as held by a partnership within the meaning of Subchapter K for which a valid election under Treasury Regulation § 1.761-2 to be excluded from the provisions of Subchapter K is not in effect, which election will remain in effect following the purchase of the Assets by Buyer under this Agreement;

(vii)        Seller is not presently contesting a Tax Liability with respect to the Assets before any Governmental Authority; and

(viii)       Seller is a United States Person within the meaning of Section 7701(a)(30) of the Code.

(i)            Royalty Payments. Except as described on Schedule 6.01(i), (i) where Seller or an Affiliate of Seller is the party responsible for royalty payments, during Seller’s period of ownership Seller or such Affiliate has paid all Royalties that have become due and payable as of the Execution Date (other than royalties held in escrow or suspense accounts or escheated) due from Seller or any of its Affiliates and (ii) where a Third-Party operator is or was responsible, to Seller’s Knowledge such Third-Party operator has paid all Royalties (other than royalties held in escrow or suspense accounts).

(j)            Environmental Matters. Except as described on Schedule 6.01(j):

(i)            Neither Seller nor any of its Affiliates are a party (directly or as successor in interest) to any agreement with, or judgment or order of, any Governmental Authority with respect to the Assets that (i) is in existence as of the date of this Agreement and (ii) is based on any Environmental Laws that relate to the future use of any of the Assets; and

(ii)           Neither Seller nor any of its Affiliates have received written notice from any Person alleging that (i) Seller is not in compliance with all Environmental Laws with respect to its ownership or operation of the Assets or (ii) Seller is otherwise legally responsible for any release of Hazardous Substances related to its ownership or operation of the Assets.

(k)            Compliance with Laws. Except as described on Schedule 6.01(k), to Seller’s Knowledge, Seller’s and its Affiliates’ ownership and operation of the Assets has, in all material respects, been in accordance with all Laws (except applicable Environmental Laws), orders, rules and regulations of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all Hydrocarbons attributable thereto. Seller has not received any written notice of a material violation of or material default by Seller from any Governmental Authority with respect to any Law (including employment Laws but excluding any Environmental Law) applicable to the Assets that remains unresolved as of the date hereof.

(l)            Contracts. Schedule 6.01(l) sets forth a list of all Material Contracts.

(i)            Except as set forth on Schedule 6.01(l), each Material Contract is a legal, valid and binding obligation against Seller and, to the Knowledge of Seller, each other party thereto, is enforceable in accordance with its terms against Seller and, to the Knowledge of Seller, each other party thereto and is in full force and effect, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in default or breach under any Material Contract and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by Seller or, to the Knowledge of Seller, any other party thereto. Neither Seller nor any of its Affiliates or respective agents has received from any other Person to a Material Contract any written notice of termination, the intention to terminate, or alleging any material violation, material breach, or material default with respect to any Material Contract that remains unresolved as of the Execution Date.

(ii)           Prior to the Execution Date, Seller has provided (or made available) to Buyer complete and accurate copies of all Material Contracts (including any and all amendments and supplements thereto).

(iii)          No Debt Contracts or Hedging Contracts will be binding on Buyer, the Trust, or the Assets after the Closing.

(m)          AFEs. Schedule 6.01(m) contains a true and correct list as of the date set forth therein of all material authorities for expenditures (collectively, “AFEs”) or other capital commitments that (i) relate to drilling, recompleting, reworking, deepening, or other operation with respect to a Well, or (ii) with respect to the Assets, are in excess of (or could reasonably be expected to be in excess of) $50,000, net to Seller’s interests in the respective Assets.

(n)           Preferential Purchase Rights. Schedule 6.01(n) sets forth those preferential rights to purchase or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

(o)           Imbalances. Schedule 6.01(o) sets forth all Imbalances associated with the Assets operated by Seller, and to Seller’s Knowledge, Schedule 6.01(o) sets forth all Imbalances associated with the Assets operated by a Third Party, in each case, as of the dates set forth on such Schedule.

(p)           Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(q)           Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by, or threatened in writing against Seller.

(r)            Suspense Funds. Except as set forth in Schedule 6.01(r), as of the date set forth on such Schedule, (i) neither Seller nor its Affiliates holds (in escrow or otherwise) any suspense funds, with respect to Assets operated by Seller, and (ii) to Seller’s Knowledge, neither Seller nor its Affiliates holds (in escrow or otherwise) any suspense funds, with respect to Assets that are operated by a Third Party. Schedule 6.01(r) sets forth, with respect to each Person entitled to any portion of the suspense funds, the identity of such Person, the amount owed to such Person, and the reason for such suspense.

(s)            Bonds. Except as set forth on Schedule 6.01(s), neither Seller nor any of its Affiliates have any bonds, letters of credit, cash deposits, guarantees, or other forms of credit assurance or credit support that are required by or issued with any Governmental Authority or other Third Party in connection with the ownership or (where applicable) operation of the Assets.

(t)            Rights-of-Way. Except as disclosed on Schedule 6.01(t), to Seller’s Knowledge, each servitude, easement, rights-of-way, or surface fee interest set forth on Exhibit A—Part 3, is a legal, valid and binding obligation against Seller and, to the Knowledge of Seller, each other party thereto, is enforceable in accordance with its terms against Seller and, to the Knowledge of Seller, each other party thereto and is in full force and effect, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in default or breach under any such servitude, easement, rights-of-way, or surface fee interest, and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by Seller or, to the Knowledge of Seller, any other party thereto that in any case could reasonably be expected to materially impair Buyer’s right to own or operate the Assets. Neither Seller nor any of its Affiliates or respective agents has received from any other Person to such right-of-way any written notice of termination, the intention to terminate, or alleging any material violation, material breach or material default with respect to such servitude, easement, rights-of-way, or surface fee interest, that remains unresolved as of the execution of this Agreement.

(u)           Leases. Except as set forth on Schedule 6.01(u), neither Seller nor any of its Affiliates, or to Seller’s Knowledge, any Third Party operator, have received from any other party to a Lease any written notice of termination, intention to terminate, or of any material breach or material default of, any Lease and, to the Knowledge of Seller, no event has occurred which (with notice or lapse of time, or both) would constitute a material default under any Lease or give Seller or any other party to any Lease the right to terminate or modify any Lease. Except as set forth on Schedule 6.01(u), none of the Leases is subject to any unfulfilled express obligation to drill a well or conduct other operations (excluding, for avoidance of doubt, optional drilling to maintain a Lease within or beyond its primary term), nor does any Lease that is beyond its primary term contain an express provision obligating Seller, or to Seller’s Knowledge, any Third Party operator, to spud and drill a well within a number of days from the expiration of its primary term or the completion. Except as set forth on Schedule 6.01(u), no Leases are currently being maintained by the payment of shut-in royalties or similar lease maintenance payments in lieu of operations or production.

(v)           Wells.

(i)            There is no Well included in the Assets that has been drilled and completed by Seller, as operator, or to Seller’s Knowledge, any Third Party operator, in a manner that is not within the limits permitted by all applicable Laws (other than Environmental Laws, which is exclusively covered by Section 6.01(j)), Permits, Leases, surface agreements, or any Contract.

(ii)           As of the date of this Agreement, there are no Wells operated by Seller, or to Seller’s Knowledge, any Third Party operator, for which Seller has received a written order from any Governmental Authority currently requiring that such Wells be plugged and abandoned that have not been plugged and abandoned in compliance with such written order. To Seller’s Knowledge, there are no Wells that are operated by Third Parties for which such Third Party operator has received a written order from any Governmental Authority currently requiring that such Well be plugged and abandoned.

(w)          Non-Consent Operations. Except as set forth on Schedule 6.01(w), Seller has not elected (or to Seller’s Knowledge been deemed) not to participate in any operation or activity proposed with respect to the Assets which could result or has resulted in any of Seller’s interest in such Assets becoming subject to a penalty or forfeiture pursuant to a typical AAPL form operating agreement or other Material Contract as a result of such election not to participate in such operation or activity.

(x)            Payout Balances. With respect to Wells operated by Seller, Schedule 6.01(x) sets forth, and with respect to any Wells operated by a Third Party, to Seller’s Knowledge, Schedule 6.01(x) sets forth, the status of any payout balance, as of the date set forth on Schedule 6.01(x), for each Well subject to a reversion or other adjustment at payout (or passage of time or other event other than termination of a Lease by its terms).

(y)           Permits. Except as set forth on Schedule 6.01(y), (i) to Seller’s Knowledge, Seller (or its applicable Affiliate) has obtained all material Permits presently required for the ownership and operation of the Assets operated by Seller or its Affiliates as currently owned and operated, and (ii) neither Seller nor any of its Affiliates has received any written notice of violation that remains unresolved and that might reasonably be expected to result in any modification, revocation, termination or suspension of any such material Permit.

(z)            Regulatory Matters. Seller (i) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has operated, or provided services, using any of the Assets in a manner that subjects it, any Third Party operator of the Assets or any future owner of the Assets to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (A) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (B) as a common carrier pipeline under the Interstate Commerce Act; and (ii) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. Seller is not a gas utility, common carrier or public utility subject to the applicable jurisdiction, and Seller has not acquired any of the Assets through the use or threatened use of eminent domain or condemnation.

(aa)         Condition of the Assets. To Seller’s Knowledge, (i) the Oil and Gas Properties include all of the material assets (real, personal (tangible and intangible) or other) employed by Seller in its current ownership and operation of the Assets; (ii) all such material assets are, taken as a whole, reasonably sufficient in all material respects for the ownership and the operation of such Oil and Gas Properties, normal wear and tear excepted; (iii) all such material assets are in a state of repair adequate in all material respects for normal operations in accordance with standard industry practice in the areas in which they are operated, normal wear and tear excepted; and (iv) subject to normal wear and tear, all such material assets are adequate in all material respects to comply with the requirements of all Material Contracts.

(bb)         Condemnation. There is no actual or, to Seller’s Knowledge, written threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

(cc)         Ownership of the Subject Trust Units. Boaz Energy is the record and beneficial owner of the Subject Trust Units, free and clear of any Liens, except for (a) restrictions on transfer arising under applicable securities Laws, (b) the applicable terms and conditions of this Agreement and the organizational documents of Boaz Energy and (c) any Liens that will be released in connection with the Closing and related to the actions at Closing under Section 9.03(g). The Subject Trust Units held by Boaz Energy have been duly authorized and validly issued except to the extent specified in the Delaware Statutory Trust Act or in the organizational documents of the Trust. Boaz Energy is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the Subject Trust Units, by sale, lease, license or otherwise, other than this Agreement. Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, Boaz Energy will assign, convey, transfer and deliver to Buyer good and valid title to the Subject Trust Units free and clear of all Liens, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of this Agreement and the Organizational Documents of the Trust.

(dd)         Revenue/Expenses. All of the Wells are in “pay status” and Seller is timely receiving its proportionate share of revenue from production of Hydrocarbons from the Wells without suspense. To Seller’s Knowledge, Seller has timely paid its proportionate share of Operating Expenses and Taxes with respect to the Properties in ordinary course.

Section 6.02         Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)           Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

(b)           Qualification. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(c)           Authorization; Consents. Buyer has the power and authority to enter into and perform this Agreement and all Transaction Documents to be delivered at Closing by Buyer and the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority or any Third Party in order for Buyer to consummate the transactions contemplated by this Agreement.

(d)           Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)           Non-contravention. The consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under: (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer.

(f)            Litigation. There are no suits, actions or litigation before or by any Governmental Authority that are pending or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g)           Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.

(h)           Financing. Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Purchase Price to Seller and perform its obligations under this Agreement as and when the same become due. Buyer’s obligations hereunder are not contingent or conditioned upon obtaining a commitment for or closing any financing.

(i)            Investment. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied (i) on the representations and warranties of Seller set forth in Section 6.01 and the Special Warranty, and (ii) solely on the basis of its own independent valuation and due diligence investigation of the Assets.

(j)            NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos or naturally occurring radioactive material (“NORM”) or other Hazardous Substances. NORM may affix or attach itself to the inside of Wells, materials and equipment as scale or in other forms. The Wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other Hazardous Substances. NORM containing material or other Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Assets.

(k)           Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.

(l)            Investment Intent; Investment Experience; Restricted Securities. In acquiring the Subject Trust Units, Buyer is not offering or selling, and shall not offer or sell the Subject Trust Units, in connection with any distribution of any of such Subject Trust Units, and Buyer has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Buyer acknowledges that it can bear the economic risk of its investment in the Subject Trust Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subject Trust Units. Buyer understands that the Subject Trust Units will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Subject Trust Units shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Subject Trust Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(m)          Access to Information. Buyer acknowledges that it has had the opportunity to review this Agreement and the other Transaction Documents and all reports, schedules, forms, statements and other documents required to be filed by the Trust under the Securities Act and Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date hereof and has been afforded (i) access to information about the Trust and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate their investment and (ii) the opportunity to obtain such additional information that is necessary for Buyer to make an informed decision with respect to the investment. Buyer acknowledges and understands that (i) the Trust or Trustee (as defined in the Trust Agreement) may possess material nonpublic information regarding the Trust not known to Buyer and that may impact the value of the Trust Units and (ii) Buyer is relying on its own due diligence investigation in determining to enter into this Agreement and consummate the transaction contemplated hereby. Buyer agrees that Seller shall not have any liability to Buyer due to or in connection with the Trust or Trustee’s use or nondisclosure of such information.

(n)           No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or threatened against Buyer.

Article VII.
CERTAIN COVENANTS

Section 7.01          Access.

(a)            During the Examination Period, Seller will provide Buyer and its representatives reasonable access to the Properties and access to the Financial Records, in each case during Seller’s normal business hours, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege of Seller, any of its Affiliates, or its counselors, attorneys, accountants or consultants, or (iii) violating any obligations to any Third Party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. In the event that access to the Properties or Financial Records is restricted for any reason, Seller shall advise Buyer in writing of such restriction. Such access by Buyer shall be limited to Seller’s normal business hours and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Buyer and its representatives under this Section shall be subject to the previously executed Confidentiality Agreement and in Section 7.02 of this Agreement. Seller shall have the right to have representatives present at all times during such review.

(b)            Buyer hereby agrees to defend, indemnify, release and hold harmless the Seller Indemnitees and all co-owners of the Assets from and against any and all Liabilities arising out of or relating to the access to Seller’s or its Affiliates’ offices or the Assets by Buyer and/or its Affiliates and their respective officers, employees, agents, advisors and representatives in connection with this Agreement or any due diligence activity conducted by Buyer or its Affiliates or any of their respective officers, employees, agents, advisors or representatives in connection with the transactions contemplated by this Agreement. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS Section 7.01 SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE, BUT SPECIFICALLY EXLUDING THE GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF SELLER INDEMNITEES AND CO-OWNERS OF THE ASSETS AND ANY PRE-EXISTING CONDITIONS.

Section 7.02          Confidentiality. Not in limitation of the Confidentiality Agreement, Buyer acknowledges that, by virtue of its right of access to the Files and the Assets hereunder, Buyer will become privy to confidential and other information of Seller and its Affiliates and that such confidential information, including all environmental reports, data and assessments generated by or on behalf of Buyer in connection with this Agreement, shall be held confidential by Buyer and its Affiliates and their respective officers, employees, agents, advisors or representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer shall terminate, except as to the Excluded Assets and information relating to Seller and its Affiliates, and except for any confidentiality requirements or restrictions on disclosure that may exist under federal or state securities Laws or any Laws or other rule or regulations promulgated by the SEC or any other Governmental Authority.

Section 7.03          Dispositions of Assets. During the Interim Period, Seller shall not, without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed), transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production in the ordinary course of business.

Section 7.04          Operations. During the Interim Period, Seller shall continue to operate the Oil and Gas Properties in ordinary course and in compliance with all applicable Laws, Leases surface agreements, and Contracts, including, for the avoidance of doubt, timely and fully paying all Lease Burdens Operating Expenses, and Taxes with respect to the Assets in ordinary course. During the Interim Period, except as set forth on Schedule 7.04, Seller shall not, without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, (a) propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Seller in excess of Fifty Thousand Dollars ($50,000); (b) consent to any operation with respect to the Assets reasonably expected to cost Seller in excess of Fifty Thousand Dollars ($50,000) that is proposed by any Third Party, or elect (or allow) not to participate in any operation with respect to the Assets that is proposed by any Third Party; (c) enter into any contract that would constitute a Material Contract hereunder; except in each case of clauses (a) through (c) above, where such operation is (i) in connection with an AFE listed on Schedule 6.01(m), (ii) in response to an emergency, or (iii) necessary to maintain or prevent forfeiture of a Lease or other Property; (d) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held by Seller or its Affiliates in connection with the Assets; or (e) except for the Permitted Encumbrances, mortgage or pledge or create or suffer to exist any encumbrance on any of the Assets. Buyer acknowledges that Seller owns undivided interests in certain of the Properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or Affiliates of Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.

Section 7.05          Replacement Bonds; Operator. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates and relating to the Assets, are transferable or are to be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for all bonds, letters of credit and guarantees posted with any Governmental Authorities listed on Schedule 7.05. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of (a) the posting of such bonds or other security with all applicable Governmental Authorities and Third Parties meeting the requirements of such Persons for Buyer to own and, where appropriate, operate, the Assets and (b) Buyer’s or its designee’s qualification to own and operate the Assets in the jurisdictions where the Assets are located.

Section 7.06          Trust. Prior to the Closing Date, Seller shall comply, in all material respects, with its obligations under the NPI Conveyance Agreement and Trust Agreement. Except (1) as required by applicable Law, or (2) as consented to in writing by Buyer (such consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing Date, Seller shall not amend the NPI Conveyance Agreement or Trust Agreement if such amendment is adverse to Buyer or would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents.

Section 7.07          Insurance. Effective as of the Closing Date and through the expiration of the TSA, Buyer will carry and maintain the following insurance with respect to the Assets: (a) general liability insurance with combined single limits per occurrence of not less than $1,000,000 per occurrence for bodily injury and property damage, including property damage by blowout and cratering, completed operations, and contractual liability as respects any contract into which Buyer may enter under the terms of this Agreement; and (b) environmental impairment liability policy of at least $1,000,000 dedicated to the site, which shall be written on an excess / differences in conditions basis to Buyer’s sudden and accidental pollution coverage, with a maximum deductible limit of $100,000 payable by Buyer and shall include the following types of coverage: on-site and off-site clean-up costs, Third Party coverage for bodily injury and property damage, non-owned disposal site, civil fines and penalties, natural resource damages, and defense costs. All of Buyer’s insurance policies required by this Section 7.07 shall be endorsed to name the Seller Indemnitees as additional insureds using ISO Additional Insured Endorsement CG 20 26 11 85 or other endorsements providing equivalent coverage and shall contain a waiver on the part of the insurer, by subrogation or otherwise, of all rights against the Seller Indemnitees. The insurance policies shall have a full separation of insureds provision and shall not include any “insured v. insured” exclusions or limitations. Buyer shall be solely responsible for any deductibles or retentions for such insurance policies. In addition, all of Buyer’s insurance policies shall be endorsed to provide that they may not be materially altered or cancelled without at least thirty (30) days’ prior written notice to Seller. Buyer shall furnish Seller with current certificates of insurance evidencing the coverage and conditions required herein on an annual basis and shall provide full copies of such insurance policy upon Seller’s request.

Section 7.08          Amendment of Schedules. During the Interim Period, Seller may correct or supplement any Schedule hereto due to events occurring after the date of execution of this Agreement by furnishing such corrected or supplemented Schedule to Buyer (and such corrected or supplemented information shall be deemed to amend this Agreement for all purposes); provided, however, any corrected or supplemented information set forth on such corrected or supplemented Schedule shall be disregarded (a) in determining whether the condition set forth in Section 8.02(a) has been satisfied and (b) to the extent such corrected or supplemented information reduces or increases the Defect Process Allocated Value of a Listed Interest, on a Listed Interest by Listed Interest basis, by an amount greater than or equal to the Defect Threshold.

Section 7.09          Non-Solicitation. Except with respect to those employees set forth on Schedule 7.09 or as may be expressly consented or permitted by Seller in writing, during the period from the Execution Date until the second anniversary of the Closing Date, Buyer shall not, and shall not permit its controlled Affiliates to, solicit or induce any employee of Seller, its Subsidiaries or their respective Affiliates who was employed by the Company as of the Execution Date to leave such employment. Notwithstanding the foregoing, nothing in this Section 7.09 shall (a) preclude Buyer or its Affiliates from (i) soliciting or hiring any employee of Seller, its Subsidiaries or their respective Affiliates (A) who initiates employment discussions with Buyer or their Affiliates or (B) whose employment by Seller, its Subsidiaries or their respective Affiliates has been terminated for any reason or (ii) engaging in or conducting general solicitations (so long as such solicitations are not specifically directed at employees of Seller, its Subsidiaries or their respective Affiliates) through advertisements or search firms and hiring any employees of Seller, its Subsidiaries or their respective Affiliates through such solicitations, or (b) place any restrictions on Persons other than Buyer or its controlled Affiliates; provided, that neither Buyer nor their controlled Affiliates directed or actively assisted such Persons in soliciting or inducing an employee of Seller, its Subsidiaries or their respective Affiliates to leave the employment of Seller, its Subsidiaries or their respective Affiliates.

Section 7.10          Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the Transaction Documents or the transactions contemplated thereby and none of Buyer and its Affiliates, on the one hand, nor Seller and its Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified Buyer, on the one hand, or Seller, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and give due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely announce publicly or file any reports with the SEC as required under the Exchange Act or the Securities Act or any applicable requirements of a national securities exchange. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement, the Transaction Documents or the transactions contemplated thereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 7.10.

Section 7.11          Registration Rights. Buyer acknowledges that Seller is a party to that certain Registration Rights Agreement, dated May 4, 2018, by and between Seller and the Trust (the “Registration Rights Agreement”), pursuant to which, among other things, Seller has certain demand and piggyback rights relating to the Trust Units. Buyer acknowledges that, in order to be a transferee of such rights as it relates to the Subject Trust Units, Buyer must (i) agree to be designated as a transferee, (ii) and specifically be designated as a transferee in writing by Seller to the Trust, in each case as set forth in the Registration Rights Agreement.

Article VIII.
CONDITIONS TO CLOSING

Section 8.01          Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)            Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date (provided that any representations and warranties expressly qualified by materiality or a like standard shall be true and correct in all respects on and as of the Closing Date), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specific date, which need only be true on and as of such specified date).

(b)            Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

(c)            Pending Matters. No suit, action or other proceeding (instituted by a Person other than Seller or its Affiliates) shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)            Transaction Value. The net sum of (i) Title Defect Amounts, (ii) Environmental Defect Amounts, (iii) the Allocated Value of all un-obtained or un-waived Required Consents, (iv) the Allocated Value of any Assets (and any associated Listed Interests) destroyed by Casualty Loss, and (v) the Allocated Value of any Assets excluded pursuant to Section 4.13(a) due to a Third Party having exercised its preferential or similar rights to purchase prior to the Closing all have been made, or reasonably alleged in good faith, and, collectively, exceeds twenty percent (20.0%) of the Purchase Price.

(e)            Execution and Delivery of Closing Documents. Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Seller the Adjusted Purchase Price.

(f)             Performance Guarantees. Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or Seller’s Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 7.05.

Section 8.02          Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)            Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date (provided that any representations and warranties expressly qualified by materiality or a like standard shall be true and correct in all respects on and as of the Closing Date), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specific date, which need only be true on and as of such specified date).

(b)            Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

(c)            Pending Matters. No suit, action or other proceeding (initiated by a Person other than Buyer or its Affiliates) shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)            Transaction Value. The net sum of (i) Title Defect Amounts, (ii) Environmental Defect Amounts, (iii) the Allocated Value of all un-obtained or un-waived Required Consents, (iv) the Allocated Value of any Assets (and any associated Listed Interests) destroyed by Casualty Loss, and (v) the Allocated Value of any Assets excluded pursuant to Section 4.13(a) due to a Third Party having exercised its preferential or similar rights to purchase prior to the Closing all have been made, or reasonably alleged in good faith, and, collectively, exceeds twenty percent (20.0%) of the Purchase Price.

(e)            Execution and Delivery of Closing Documents. Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03.

Article IX.
CLOSING

Section 9.01          Time and Place of Closing. Subject to the satisfaction or waiver in writing of the conditions referred to in Article VIII, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures in PDF format at 10:00 a.m. Central Standard Time on March 31, 2025, or such earlier or later date as is mutually agreed by the Parties (the “Scheduled Closing Date”). The date on which the Closing actually occurs shall be the “Closing Date.”

Section 9.02          Closing Statement; Adjustments to Purchase Price at Closing. Seller shall prepare and deliver to Buyer not later than five (5) Business Days prior to the Scheduled Closing Date (as such may be updated), a statement which sets forth Seller’s good faith estimate of the adjustments of the Purchase Price (accompanied by supporting documentation) made in accordance with the following provisions (the “Closing Statement”):

(a)            The Purchase Price shall be increased in the following amounts:

 (i)          all Royalties and Operating Expenses incurred by Seller that are (A) attributable to the Oil and Gas Properties and (B) attributable to any period of time from and after the Effective Time;

 (ii)         the value of all Hydrocarbons (excluding sludge, sediment and other tank bottoms) produced from or attributable to the Properties prior to the Effective Time that are in storage prior to sale and that are upstream of the sales metering point as of the Closing Date, excluding line fill;

 (iii)        the amount of all Production Taxes allocated to Buyer in accordance with Section 14.02 but paid or otherwise economically borne by Seller or its Affiliates; and

 (iv)        any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(b)           The Purchase Price shall be decreased, as set forth in the Closing Statement, in the following amounts:

 (i)          except for any Excluded Asset, the amount of all proceeds received by Seller with respect to the Oil and Gas Properties that are attributable to the period of time from and after the Effective Time (but in no event including Hydrocarbons produced prior to the Effective Time);

 (ii)         the sum of all mutually agreed Title Defect Amounts (subject to the limitations set forth in Section 4.09) with respect to the Listed Interests pursuant to Section 4.07(a) and the sum of all mutually agreed Environmental Defect Amounts (subject to the limitations set forth in Sections 4.09 and 5.05) with respect to the Listed Interests pursuant to Section 5.04(a);

 (iii)        the Defect Process Allocated Value of any Listed Interests pursuant to and in accordance with Section 5.04(c);

 (iv)        the amount of all suspended funds determined in accordance with Section 10.06;

 (v)         the amount of all Production Taxes allocated to Seller in accordance with Section 14.02 but paid or otherwise economically borne by Buyer or its Affiliates;

 (vi)        the NPI Withheld Expenditure Amount;

 (vii)       the Effective Time PermRock Distributions; and

 (viii)      any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(c)            At Closing, Buyer and Seller shall agree upon any final adjustments to the Purchase Price (the “Agreed Closing Statement”).

(d)            Buyer shall prepare within ninety (90) days after the Closing Date and furnish to Seller a final accounting statement setting forth the adjustments and pro-rating of any amounts provided for in this Article IX or elsewhere in this Agreement, including, without limitation, any adjustments required pursuant to the dispute resolution procedures set forth in Section 4.11 (the “Final Accounting Statement”) together with reasonable supporting documentation. Seller shall within ten (10) days after receipt of the Final Accounting Statement deliver to Buyer a written report (together with reasonable supporting documentation) containing any changes that Seller proposes be made to such Final Accounting Statement (the “Dispute Notice”). The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than five (5) days after such agreement.

(e)            If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within fifteen (15) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to KPMG LLP, or such other party as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Accounting Statement and any other documentation such Party may desire to submit. Within thirty (30) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne by the non-prevailing Party.

(f)             For the avoidance of doubt, except as set forth in Section 9.02(b) and any deemed adjustments pursuant to and in accordance with Section 12.12, there shall be no adjustments to the Purchase Price arising out of or related to the Subject Trust Units.

Section 9.03          Actions of Seller at Closing. At the Closing, Seller shall and, specifically with respect to clauses (g), (h), (i) and (j) below, Boaz Energy shall:

(a)            execute and deliver to Buyer executed and notarized assignments, substantially in the form of Exhibit C (the “Assignments”), and such other instruments, in form and substance mutually agreed upon by Buyer and Seller, as may be necessary or desirable to convey ownership, title and possession of the Oil and Gas Properties to Buyer;

(b)            deliver to Buyer a certificate executed by an officer of Seller, dated as of the Closing Date, attaching, and certifying on behalf of Seller, complete and correct copies of (i) the resolutions of the board of managers of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby and (ii) any required approval by Seller’s members of this Agreement and the transactions contemplated hereby;

(c)            deliver federal and state change of operator forms prepared by Buyer and reasonably satisfactory to Seller designating Buyer or its Affiliate as the operator of the Properties currently operated by Seller;

(d)            deliver to Buyer a certificate duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been fulfilled;

(e)            deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of the Code;

(f)             deliver to Buyer releases of any mortgages, deeds of trust, pledges or other Debt Contracts and terminations of any security interests (in each case) with respect to the Assets granted by Seller or its Affiliates to secure debt for borrowed money;

(g)            execute and deliver to Buyer an executed transition services agreement, substantially in the form of Exhibit D (the “TSA”);

(h)            execute and deliver to Buyer an executed Assignment of Interests and Unit Power, substantially in the form of Exhibit F (the “Assignment of Interests”);

(i)             the Subject Trust Units in book entry form in the name of Buyer;

(j)             if applicable, execute and deliver joint written instructions to the Escrow Agent in accordance with Section 3.02, Section 5.04 and the Escrow Agreement; and

(k)            execute and deliver any other agreements that are provided for herein or are necessary or desirable to effectuate the transactions contemplated hereby.

Section 9.04          Actions of Buyer at Closing. At the Closing, Buyer shall:

(a)            deliver to Seller by wire transfer as set forth in Section 3.01 an amount equal to the Adjusted Purchase Price and, in accordance therewith, if applicable, execute and deliver joint written instructions to the Escrow Agent in accordance with Section 3.02, Section 5.04 and the Escrow Agreement;

(b)            deliver to Seller a certificate executed by an officer of Buyer, dated as of the Closing Date, attaching, and certifying on behalf of Buyer, complete and correct copies of (i) the resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby and (ii) any required approval by Buyer’s shareholders of this Agreement and the transactions contemplated hereby;

(c)            deliver to Seller notarized counterparts of the Assignments executed by Buyer;

(d)            deliver federal and state change of operator forms prepared by Buyer and reasonably satisfactory to Seller designating Buyer or its Affiliate as the operator of the Properties currently operated by Seller;

(e)            deliver to Seller a certificate duly executed by an authorized officer of Buyer, dated as of the Closing Date, certifying on behalf of Buyer that the conditions set forth in Section 8.01(a) and Section 8.01(b) have been fulfilled;

(f)             execute and deliver to Seller an executed TSA;

(g)            execute and deliver to Seller an executed Assignment of Interests; and

(h)            execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Article X.
CERTAIN POST-CLOSING OBLIGATIONS

Section 10.01        Operation of the Assets After Closing. Subject to the terms and conditions herein, it is expressly understood and agreed that neither Seller nor any of its Affiliates shall be obligated to continue operating any of the Assets upon and after the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets upon and after the Closing. Seller and Buyer shall execute, and Buyer shall promptly file, change of operator regulatory forms as may be required with the appropriate Governmental Authority. Seller agrees to reasonably cooperate (without any obligation to expend money) with Buyer following Closing to assist Buyer in its efforts to be named successor operator with respect to the Assets.

Section 10.02        Files. Seller shall make the Files available for pickup by Buyer within ten (10) Business Days after the Closing and Buyer shall pick up such physical Files on such date or within five (5) Business Days thereafter.

Section 10.03        Financial Records and Access to Information. For a period of up to twelve (12) months following the Closing Date, Seller shall make the Financial Records available to Buyer and its representatives at Seller’s offices, and shall provide Buyer with reasonable access, at reasonable times and upon prior notice, and at no cost to Seller, to the employees of Seller associated with the preparation of those Financial Records for purposes of performing Buyer’s audits and financial and tax filings required by a Governmental Authority. With respect to the Trust, from and after the Closing, Buyer and its Affiliates shall make or cause to be available to Seller all books, records, Tax Returns and documents of Buyer (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any proceeding, (b) preparing reports to, or filings with, equityholders or Governmental Authorities or (c) such other purposes for which access to such documents is determined by Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit or other proceeding, or the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Buyer or its Affiliates and the reasonable out-of-pocket expenses of Buyer and its Affiliates incurred in connection therewith shall be paid by Seller.

Section 10.04        Further Cooperation. After the Closing, and subject to the terms and conditions of this Agreement, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets made by the proper Party hereunder.

Section 10.05        Document Retention.

(a)            Inspection. Subject to the provisions of this Section 10.05, Buyer agrees, and will cause its respective assigns to agree, that the Files shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of six (6) years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Seller may, during such period and at its expense, make such copies thereof as it may reasonably request.

(b)            Destruction. Without limiting the generality of the foregoing, for a period of four (4) years after the Closing Date (or for such longer period as may be required by Law or by Governmental Authorities), Buyer shall not, and shall cause its respective assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof.

Section 10.06        Suspense Accounts. At Closing, through a downward adjustment to the Purchase Price, Seller shall transfer or cause to be transferred to Buyer all funds held by Seller in suspense related to proceeds of production and attributable to Third Parties’ interests in the Properties or Hydrocarbon production from the Properties, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects. Subject to Seller Liabilities and Seller’s representations and warranties, Buyer agrees to administer all such accounts and assume all payment obligations relating to such funds in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties.

Section 10.07        Plugging, Abandonment, Decommissioning and Other Costs. In addition to its other obligations under this Agreement, Buyer is obligated to comply with all Laws, Leases, Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (a) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets, (b) the dismantling or decommissioning and removal of any equipment and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or applicable Contracts and (c) the cleanup, restoration and/or remediation of the property covered by the Leases or related to the Assets.

Article XI.
TERMINATION

Section 11.01        Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a)            by mutual written consent of the Parties;

(b)            by either Party, by written notice to the other, if the Closing shall not have occurred on or before April 30, 2025; provided, however, this Section 11.01(b) is not available (i) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the termination date or (ii) to Buyer, if any breach of this Agreement by Buyer has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the termination date;

(c)            by Seller, by written notice to Buyer, at Seller’s option, provided that Seller is not in material breach of this Agreement, in the event the conditions set forth in Section 8.01 are not satisfied to the satisfaction of Seller at or prior to the Scheduled Closing Date directly caused by the actions of Buyer and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller;

(d)            by Buyer, by written notice to Seller, at Buyer’s option, provided that Buyer is not in material breach of this Agreement, if the conditions set forth in Section 8.02 are not satisfied to the satisfaction of Buyer at or prior to the Scheduled Closing Date directly caused by the actions of Seller and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer; or

(e)            by Seller after the expiration of five (5) Business Days following the date hereof if Buyer has then failed to deliver the Earnest Money into the Escrow Account pursuant to the Escrow Agreement;

provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to Section 11.01(b) through Section 11.01(d) above if such Party is, at such time, in material breach of any provision of this Agreement. For the avoidance of doubt, any breach of Section 6.02(h) shall be deemed a material breach of this Agreement by Buyer.

Section 11.02        Effect of Termination; Earnest Money. In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to Section 11.01, then, except for the provisions of Section 1.01, Section 1.02, Section 7.01, Section 7.02, this Section 11.02, Section 12.05, Section 12.08, Article XIII and Article XIV (other than Section 14.01, Section 14.02, and Section 14.03), this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under this Agreement except to the extent expressly set forth in this Section 11.02, Section 7.01 or Section 7.02.

(a)            If this Agreement terminates pursuant to Section 11.01(c), then the Parties shall promptly deliver written instructions to the Escrow Agent to disburse the Earnest Money to Seller. In such event, Seller’s retention of the Earnest Money shall constitute liquidated damages for any loss suffered by Seller and Buyer shall have no further liability to Seller of any kind or character (except as provided under Section 7.01 or Section 7.02). THE PARTIES ACKNOWLEDGE AND AGREE THAT (i) SELLER’S ACTUAL DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (ii) THE Earnest Money IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WOULD BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN THIS Section 11.02(a), AND (iii) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

(b)            If this Agreement terminates pursuant to Section 11.01(a), (b) or (d), then the Parties shall promptly deliver written instructions to the Escrow Agent to disburse the Earnest Money to Buyer, and following such disbursement neither Party shall have any further liability to the other Party of any kind or character (except as provided under Section 7.01 or Section 7.02).

(c)            The Parties agree that the termination set forth in Section 11.01 (when and if available under the express terms hereof), the rights afforded to the Parties above in this Section 11.02 in the event of a termination under Section 11.01, and the specific performance remedies set forth in Section 14.05 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of Seller or Buyer and any of their respective former, current and future Affiliates, each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby as a result of the failure of the Closing to occur or the transactions contemplated by the Transaction Documents to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by the Transaction Documents to be consummated for any reason or for no reason, for any breach by Buyer or Seller of this Agreement.

Article XII.
ASSUMPTION AND INDEMNIFICATION

Section 12.01        Assumption and Indemnity. As of the Closing, Buyer assumes and agrees to pay, perform and discharge, or cause to be paid, performed, and discharged, all obligations and Liabilities with respect to or arising in connection with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including, but not limited to the following obligations:

(a)            all obligations (whether arising by Law or by contract) to properly plug, replug and abandon all wells and dismantle, cap and bury all associated flow lines associated with the Assets, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore the surface and subsurface as specified in the Leases, the Contracts and/or required by applicable Law;

(b)            Production Taxes allocable to Buyer pursuant to Section 14.02 (except to the extent any such Production Tax is economically borne by Seller pursuant to the application of Section 9.02(b)(v));

(c)            all obligations to perform all obligations applicable to or imposed on the lessee or owner under the Leases and the Contracts, or as required by Laws, including all Operating Expenses allocated to Buyer pursuant to Section 2.04 and including all obligations, responsibilities and Liabilities of Seller under the NPI Conveyance Agreement and the Trust Agreement;

(d)            all Liabilities relating in any way to the Assets (including Seller’s operation of such Assets at any time) arising under Environmental Law or arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law or otherwise relating to the environmental condition of the Assets; FOR AVOIDANCE OF DOUBT, BUYER’S ASSUMPTION, AND AGREEMENT TO PAY, PERFORM OR DISCHARGE SUCH LIABILITIES APPLIES REGARDLESS OF WHETHER THE LIABILITIES ARE THE RESULT OF: (i) STRICT LIABILITY, (ii) THE VIOLATION OF ANY LAW BY ANY PERSON INCLUDING SELLER OR BY A PRE-EXISTING CONDITION OR (iii) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF ANY PERSON INCLUDING SELLER;

(e)            all obligations to settle, and liabilities attributable to, any Imbalances; and

(f)             all Seller Liabilities for which a specified time limit contained in the definition of Seller Liabilities has expired or terminated.

All such assumed obligations and Liabilities described above in this Section 12.01, subject only to the Seller Liabilities for which Seller is obligated to indemnify Buyer (to the extent the time period for such indemnity has not expired) are collectively referred to herein as the “Assumed Obligations.”

Section 12.02        Indemnification by Buyer. Effective as of Closing, Buyer hereby defends, releases, indemnifies and holds harmless the Seller Indemnitees from and against any and all Liabilities caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (a) any Assumed Obligation, and (b) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 12.03        Indemnification by Seller. From and after Closing, Seller hereby defends, releases, indemnifies and holds harmless the Buyer Indemnitees from and against any and all Liabilities caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to the following (collectively, “Seller Liabilities”):

(a)            the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement;

(b)            any civil fines, penalties and other sanctions imposed on Seller arising out of Seller’s ownership or operation of the Assets attributable to periods prior to the Closing Date, solely to the extent that Buyer delivers to Seller a reasonably detailed Claim Notice therefor prior to the expiration of eighteen (18) months following the Closing Date;

(c)             Liabilities for personal injury, illness, or death to, or Third Party property damage of any Person (but subject to Buyer’s obligations under Section 7.01) attributable to the period of time prior to the Closing, solely to the extent that Buyer delivers to Seller a reasonably detailed Claim Notice therefor prior to the expiration of twenty-four (24) months following the Closing Date;

(d)            the payment, nonpayment, or mispayment of, and accounting for, owners of Working Interests or Lease Burdens, and all revenues, in each case, attributable thereto prior to the Effective Time, solely to the extent that Buyer delivers to Seller a reasonably detailed Claim Notice therefor prior to the expiration of twenty-four (24) months following the Closing Date;

(e)            the offsite transportation, disposal, or arrangement therefor of any Hazardous Substances from the Assets prior to Closing, solely to the extent that Buyer delivers to Seller a reasonably detailed Claim Notice therefor prior to the expiration of eighteen (18) months following the Closing Date;

(f)             gross negligence or willful misconduct of any of the Seller Indemnitees related to or arising out of the operation of the Assets prior to Closing;

(g)            except for those suspense funds for which the Purchase Price is adjusted downward, the payment and distribution of all other suspense funds prior to the Effective Time;

(h)            except for those Imbalances set forth on Schedule 6.01(o), any Imbalances;

(i)             Losses of the Trust solely relating to acts or omissions of Seller or any of its Affiliates occurring prior to the Closing Date;

(j)             Losses by and among Boaz Energy, Boaz Royalty or any of their Affiliates, regardless of time;

(k)            Liabilities with respect to employees occurring prior to expiration of the TSA;

(l)             the litigation set forth on Schedule 6.01(f) or that should be set forth on Schedule 6.01(f) in order to make the applicable representation true;

(m)           the Excluded Assets; and

(n)            any Seller Taxes.

Section 12.04        Limitations.

(a)            Notwithstanding anything herein to the contrary, Seller shall not incur, and shall have no obligation to the Buyer Indemnitees under this Agreement or in connection with the transactions contemplated hereby with respect to any Liability with respect to Seller’s breach of the representations and warranties set forth in Section 6.01, other than a Liability for breach by Seller of any of its Fundamental Representations, unless written notice of such Liability is provided to Seller within twelve (12) months after Closing.

(b)            In no event shall Seller ever be required to indemnify the Buyer Indemnitees for any Liability under Section 12.03 with respect to any Liability with respect to Seller’s breach of the representations and warranties set forth in Section 6.01 individually having a value less than Two Hundred Thousand Dollars ($200,000), other than a Liability for breach by Seller of any of its Fundamental Representations.

(c)            In no event shall Seller ever be required to indemnify the Buyer Indemnitees for Liabilities under Section 12.03 with respect to any Liability with respect to Seller’s breach of the representations and warranties set forth in Section 6.01 exceeding, in the aggregate, twenty percent (20.0%) of the unadjusted Purchase Price, other than a Liability for breach by Seller of any of its Fundamental Representations. In no event shall Seller ever be required to indemnify the Buyer Indemnitees for Liabilities under Section 12.03 exceeding, in the aggregate, one hundred percent (100.0%) of the unadjusted Purchase Price.

(d)            Seller shall not have any liability for any indemnification under Section 12.03 with respect to any breach by Seller of any representation or warranty set forth in Section 6.01(h) to the extent attributable to any Production Tax allocable to Buyer under Section 14.02, except for any penalties, interest or additions to Tax imposed with respect to such Production Tax by a Governmental Authority as a result of such breach.

Section 12.05        Negligence and Fault. EXCEPT AS EXPRESSLY SET FORTH THEREIN, THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING Section 7.01, Section 12.02 AND Section 12.03) SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY (INCLUDING UNDER ENVIRONMENTAL LAW), (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE. The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the transactions contemplated hereby.

Section 12.06        Exclusive Remedy. From and after Closing, each of the Parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all Liabilities pursuant to or in connection with this Agreement, the purchase of the Assets by Buyer and the sale of the Assets by Seller, arising from or related to environmental matters or Environmental Law or otherwise in connection with the transactions contemplated hereby shall be limited to the indemnification provisions set forth in this Agreement. Except for the remedies contained in this Article XII and the Special Warranty, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller and its Affiliates and all such parties’ equityholders, partners, members, board of managers and/or supervisors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or any Buyer Indemnitees might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et. seq.), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.

Section 12.07        Survival.

(a)            The representations and warranties of Seller in Article VI and the covenants and agreements of Seller (other than the covenants and agreements of Seller that expressly require a longer period to perform) other than for breach by Seller of any of its Fundamental Representations shall survive the Closing for a period of twelve (12) months; provided, however, Seller’s indemnity obligations with respect to Sections 12.03(b), (c), and (e) shall survive Closing a period of eighteen (18) months, to Section 12.03(d) shall survive Closing for a period of twenty-four (24) months, to Sections 12.03(f) – (m) shall survive Closing without time limit, and to Section 12.03(n) shall survive Closing for the applicable statute of limitation plus thirty (30) days. The Fundamental Representations shall survive the Closing for the applicable statute of limitation plus thirty (30) days. Subject to the foregoing and as set forth in Section 12.07(b), the remainder of this Agreement (including Buyer’s obligation under Section 12.01 and Section 12.02) shall survive the Closing without time limit. The Special Warranty shall survive for twenty-four (24) months following the Closing. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that, subject to Section 12.04(a), there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)            The indemnities in Section 12.03 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnification has been delivered on or before such termination date.

Section 12.08        Non-Compensatory Damages. None of the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Person suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnitees, and Seller, on behalf of each of the Seller Indemnitees, waive any right to recover special, indirect, consequential, punitive, exemplary, remote or speculative DAMAGES, or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 12.09        Indemnification Actions. All claims for indemnification under this Article XII shall be asserted and resolved as follows:

(a)            For purposes of this Agreement, the term “Indemnitor” when used in connection with particular damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such damages pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular damages shall mean a Person having the right to be indemnified with respect to such damages pursuant to this Agreement.

(b)            To make a claim for indemnification under this Article XII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnitee to give notice of a Claim as provided in this Section 12.09 shall not relieve the Indemnitor of its obligations under this Article XII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Claim or otherwise prejudices the Indemnitor’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)            In the case of a claim for indemnification based upon a Claim, the Indemnitor shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Claim under this Article XII. The Indemnitee is authorized, prior to and during such thirty (30)-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

(d)            If the Indemnitor agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the terms hereof. If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 12.09. An Indemnitor shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).

(e)            If the Indemnitor does not agree to indemnify the Indemnitee within the thirty (30)-day period specified in Section 12.09(c) or fails to give notice to the Indemnitee within such thirty (30)-day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnitee shall have the right to defend against the Claim (at the sole cost and expense of the Indemnitor, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)             In the case of a claim for indemnification not based upon a Claim, the Indemnitor shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the damages complained of, (ii) agree to indemnify the Indemnitee for such damages, or (iii) dispute the claim for such damages. If such Indemnitor does not respond to such Claim Notice within such thirty (30)-day period, such Indemnitor will be deemed to dispute the claim for damages.

Section 12.10        Calculation of Losses. In calculating amounts payable to an Indemnitee, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnitee under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnitee from any Person with respect to such Losses net of expenses. Each Indemnitee shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and other indemnity arrangements.

Section 12.11        No Duplication. In no event shall any Indemnitee be entitled to recover any Losses under one Section or provision of this Agreement to the extent such Losses were already recovered by such Indemnitee, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnitee.

Section 12.12        Characterization of Indemnity Payments. The Parties agree that any indemnity payments made pursuant to this Article XII shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

Article XIII.
DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES

(a)            EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 4.02 OR Section 6.01 OF THIS AGREEMENT, THE SPECIAL WARRANTY, OR IN THE EVENT OF FRAUD (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, SUPERVISOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)            EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 4.02 OR Section 6.01 OF THIS AGREEMENT, THE SPECIAL WARRANTY, OR IN THE EVENT OF FRAUD, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO OR ANY LIENS OR ENCUMBRANCES AFFECTING ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION (FINANCIAL OR OTHERWISE), MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)            EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 4.02 OR Section 6.01 OF THIS AGREEMENT, THE SPECIAL WARRANTY, OR IN THE EVENT OF FRAUD, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR FLAWS IN THE SALE OR ASSETS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 6.01 OF THIS AGREEMENT AND THE SPECIAL WARRANTY, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)            OTHER THAN EXPRESSLY SET FORTH IN Section 6.01(j) OF THIS AGREEMENT, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO BUYER’S RIGHTS UNDER Article V OF THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER ACKNOWLEDGES IT HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e)            As partial consideration for this Agreement, each Party hereby expressly waives the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Articles 17.41 et seq. of the Texas Business & Commerce Code, other than Article 17.555 which is not waived, and all other consumer protection laws of the State of Texas that may be waived by the Parties to the extent permitted by applicable law.

(f)             SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS Article XIII ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Article XIV.
MISCELLANEOUS

Section 14.01        Transfer Taxes. All sales, use or other similar Taxes (other than, for the avoidance of doubt, Income Taxes) and duties, levies or other governmental charges, if any, incurred by or imposed with respect to the transfer of the Assets undertaken pursuant to this Agreement (“Transfer Taxes”) shall be borne 50% by Buyer and 50% by Seller. The Party primarily responsible under applicable Law for the filing of any Tax Return in respect of Transfer Taxes shall be responsible for the timely filing of all such Tax Returns and payment of such Transfer Taxes, and one half of the amount of such Transfer Taxes shall be paid by the other Party to the paying Party at least three (3) Business Days prior to the due date (including any extensions that have been obtained) of such Tax Returns. Seller and Buyer shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and to enable timely filing of such Tax Returns.

Section 14.02        Production Tax Allocation; Cooperation on Tax Returns and Tax Proceedings.

(a)            Production Taxes shall be allocated to Seller for (i) all taxable periods ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and to Buyer for (x) all taxable periods beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b)            For purposes of determining the allocations described in Section 14.02(a), (i) Severance Taxes shall be allocated to the period (or portion thereof) in which the severance or production giving rise to such Severance Taxes occurred and (ii) Property Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning at or after the Effective Time by prorating each such Property Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the day on which the Effective Time occurs, on the other hand. For purposes of clause (ii) of the preceding sentence, the period for such Property Taxes shall begin on the date on which ownership of the applicable Asset gives rise to liability for the particular Production Tax and shall end on the day before the next such date.

(c)            Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the Assets.

Section 14.03        Filings, Notices and Certain Governmental Approvals. As soon as reasonably possible after the Closing, but in no event later than thirty (30) days after such Closing, unless otherwise consented to in writing by Seller, Buyer shall remove the names of Seller and its Affiliates and all variations thereof, from the Assets. Promptly after Closing, Buyer shall make all requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish all transactions contemplated by this Agreement.

Section 14.04        Entire Agreement. This Agreement, the Confidentiality Agreement, the documents to be executed pursuant hereto and the exhibits and schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 14.05        Specific Performance. The Parties acknowledge and agree that a failure of Buyer to perform its obligations or to comply with the restrictions under Sections 7.02 (Confidentiality), 7.09 (Non-Solicitation) or 7.10 (Public Statements), or otherwise breach such provisions, or Seller to perform its obligations set forth in this Agreement or other breach of this Agreement, would cause irreparable damage to Seller or Buyer, as applicable, and Seller or Buyer, as applicable would not have an adequate remedy at Law. Therefore, the obligations and restrictions of Buyer under Sections 7.02 (Confidentiality), 7.09 (Non-Solicitation) and 7.10 (Public Statements), and the obligations of Seller under this Agreement, including Seller’s obligation to sell the Assets to Buyer on the terms and subject to the conditions set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

Section 14.06        Waiver. No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.07        Publicity. Each Party shall consult with the other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange, no Party shall issue any such release without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 14.08        No Third Party Beneficiaries. Except with respect to (a) the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees and (b) the Persons included within the definition of Non-Recourse Party (and in such cases of clauses (a) and (b), only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third-Party beneficiary contract.

Section 14.09        Assignment. Buyer may not assign or delegate any of its rights or duties hereunder without the prior written consent of Seller and any assignment or delegation made without such consent shall be void. Any assignment or delegation made by Buyer as permitted hereby shall not relieve Buyer from any Liability or obligation hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 14.10        Governing Law; Venue; WAIVER of Jury Trial. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT. SUBJECT TO THE PROVISIONS OF Section 4.11, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN MIDLAND COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.11        Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed by written confirmation) to the addresses of Seller and Buyer set forth below. Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

Seller:	Boaz Energy II, LLC Boaz Energy II Royalty, LLC 3300 N. A Street, Bldg. 7 #150 Midland, TX 79705 Attention: Marshall Eves Telephone: Email:

with a copy to (which shall not constitute notice):	Haynes and Boone, LLP 2801 N. Harwood Street Suite 2300 Dallas, TX 75201 Attention: Michael A. Freeman Telephone: Email:

Buyer:	T2S Permian Acquisition II LLC 1800 Wazee Street, Suite 318 Denver, CO 80202 Attention: Thomas Pritchard

Telephone: Email:

with a copy to (which shall not constitute notice):	Davis Graham & Stubbs LLP 3400 Walnut Street, Suite 700 Denver, CO 80205 Attention: Lamont Larsen Telephone: Email:

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 14.12        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.13        Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

Section 14.14        Amendment. This Agreement may be amended only by an instrument in writing executed by each of Seller and Buyer.

Section 14.15        Schedules and Exhibits. The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 14.16        Time of the Essence. All dates and times specified in this Agreement are of the essence and shall be strictly enforced. Except as otherwise specifically provided in this Agreement, all actions that occur after 5:00 p.m. local time on a given day shall be deemed for purposes of this Agreement to have occurred at 9:00 a.m. on the following day. In the event that the last day for the exercise of any right or the discharge of any duty under this Agreement would otherwise be a day that is not a Business Day, the period for exercising the right or discharging such duty shall be extended until 5:00 p.m. local time on the next succeeding Business Day.

Section 14.17        Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Assets under applicable Law.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.  Either Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

Section 14.18        Non-Recourse Parties. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of one Party against the other Party hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

BOAZ ENERGY II, LLC,
a Delaware limited liability company

By:	/s/ Marshall Eves
Name:	Marshall Eves
Title:	President and CEO

BOAZ ENERGY II ROYALTY, LLC,
a Delaware limited liability company

By:	/s/ Marshall Eves
Name:	Marshall Eves
Title:	President and CEO

BUYER:

T2S PERMIAN ACQUISITION II LLC,
a Delaware limited liability company

By:	/s/ Thomas Pritchard
Name:	Thomas Pritchard
Title:	Manager

Signature Page to Purchase and Sale Agreement